Exhibit 10

TERM LOAN AGREEMENT

AMONG

CPG PARTNERS, L.P.,

A DELAWARE LIMITED PARTNERSHIP,

AS BORROWER,

AND

WACHOVIA BANK, NATIONAL ASSOCIATION
TOGETHER WITH ASSIGNEES
BECOMING PARTIES HERETO PURSUANT
TO SECTION 11.12, AS LENDERS,

AND

WACHOVIA BANK, NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

Dated as of July 31, 2003

TABLE OF CONTENTS

Page
ARTICLE I	DEFINITIONS	1
1.1 1.2 1.3	Certain Defined Terms Computation of Time Periods Terms	1 22 22

ARTICLE II	LOANS	23
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9	Loan Advance and Repayment Authorization to Select Interest Rate Options Lenders' Accounting Interest on the Loans Fees Payments Increased Capital Notice of Increased Costs Extension of Maturity Date	23 25 25 25 30 30 31 31 31

ARTICLE III	UNENCUMBERED PROPERTIES AND PORTFOLIO PROPERTIES	31
3.1 3.2 3.3 3.4	Listing of Unencumbered Properties Waivers by Requisite Lenders Rejection of Unencumbered Properties Updated Lists of Unencumbered Properties and Portfolio Properties	31 32 32 32

ARTICLE IV	CONDITIONS TO DISBURSEMENT OF LOANS	32
4.1	Conditions to Disbursement of Loans	32

ARTICLE V	REPRESENTATIONS AND WARRANTIES	34
5.1 5.2 5.3 5.4 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 5.15 5.16 5.17 5.18 5.19 5.20 5.21 5.22 5.23 5.24 5.25 5.26 5.27 5.28 5.29 5.30 5.31 5.32	Borrower Organization; Partnership Powers
Borrower Authority
REIT Organization; Corporate Powers
REIT Authority
Ownership of Borrower, each Subsidiary and Partnership
No Conflict
Consents and Authorizations
Governmental Regulation
Prior Financials
Projections and Forecasts
Prior Operating Statements
Rent Rolls
Litigation; Adverse Effects
No Material Adverse Change
Payment of Taxes
Material Adverse Agreements
Performance
Federal Reserve Regulations
Unsecured Term Notes
Requirements of Law
Patents, Trademarks, Permits, Etc.
Environmental Matters
Unencumbered Properties
Solvency
Title to Assets; No Liens
Use of Proceeds
REIT Capitalization
ERISA
Status as a REIT
Ownership
NYSE Listing
Current Construction Projects	35 35 35 35 35 36 36 36 36 37 37 37 37 37 37 38 38 38 38 38 39 39 39 39 39 40 40 40 40 40 40 40

ARTICLE VI	REPORTING COVENANTS	41
6.1 6.2 6.3	Financial Statements and Other Financial and Operating Information Environmental Notices Confidentiality	41 45 46

ARTICLE VII	AFFIRMATIVE COVENANTS	46
7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9 7.10 7.11 7.12 7.13 7.14	Existence
Qualification, Name
Compliance with Laws, Etc.
Payment of Taxes and Claims
Maintenance of Properties; Insurance
Inspection of Property; Books and Records; Discussions
Maintenance of Permits, Etc
Conduct of Business
Use of Proceeds
Securities Law Compliance
Continued Status as a REIT; Prohibited Transactions
NYSE Listed Company
Property Management
Interest Rate Contracts	46 46 46 46 47 47 48 48 48 48 48 48 48 49

ARTICLE VIII	NEGATIVE COVENANTS	49
8.1 8.2 8.3 8.4 8.5 8.6 8.7 8.8	Restrictions on Fundamental Changes ERISA Amendment of Constituent Documents Margin Regulations With Respect to the REIT Restrictions on Indebtedness Construction Projects Discontinuity in Management	49 49 50 50 50 51 51 51

ARTICLE IX	FINANCIAL COVENANTS	52
9.1 9.2 9.3 9.4 9.5 9.6 9.7 9.8 9.9 9.10 9.11 9.12	Value of All Unencumbered Properties
Minimum Debt Service Coverage
Minimum Fair Market Net Worth
Total Liabilities to Adjusted Asset Value Ratio
Maximum Secured Borrower Debt
Operating Cash Flow to Debt Service Ratio
EBITDA to Fixed Charges Ratio
Aggregate Occupancy Rate
Distributions
Permitted Investments
Repurchase of Equity Interests
Calculation	52 52 52 52 52 52 53 53 53 53 54 54

ARTICLE X	EVENTS OF DEFAULT; RIGHTS AND REMEDIES	54
10.1 10.2 10.3	Events of Default Rights and Remedies Rescission	54 57 58

ARTICLE XI	AGENCY PROVISIONS	59
11.1 11.2 11.3 11.4 11.5 11.6 11.7 11.8 11.9 11.10 11.11 11.12 11.13 11.14 11.15	Appointment
Nature of Duties
Loan Disbursement
Distribution and Apportionment of Payments
Rights, Exculpation, Etc
Reliance
Indemnification
Agent Individually
Successor Agent; Resignation of Agent; Removal of Agent
Consent and Approvals
Agency Provisions Relating to Certain Enforcement Actions
Assignments and Participations
Ratable Sharing
Delivery of Documents
Notice of Events of Default	59 59 60 60 61 61 61 62 62 63 65 65 68 68 69

ARTICLE XII	MISCELLANEOUS	69
12.1 12.2 12.3 12.4 12.5 12.6 12.7 12.8 12.9 12.10 12.11 12.12 12.13 12.14 12.15 12.16 12.17 12.18 12.19 12.20	Expenses
Indemnity
Change in Accounting Principles
Amendments and Waivers
Independence of Covenants
Notices and Delivery
Survival of Warranties, Indemnities and Agreements
Failure or Indulgence Not Waiver; Remedies Cumulative
Setoff; Payments Set Aside
Severability
Heading
Governing Law
Limitation of Liability
Successors and Assigns
Consent to Jurisdiction and Service of Process; Waiver of Jury Trial and Certain Damage Claims
Counterparts; Effectiveness; Inconsistencies
Construction
Obligations Unsecured
Replacement of Loan Notes
Entire Agreement	69 70 70 71 72 72 73 73 73 74 74 74 74 74 75 76 76 76 76 77

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

A B C D E	- - - - -	Form of Assignment and Assumption Form of Compliance Certificate Form of Loan Notes Form of Notice of Interest Rate Selection Form of Fixed Rate Notice

Schedules:

1 1.1 5.5 5.22 5.32	- - - - -	List of Unencumbered Properties List of Portfolio Properties which are not Unencumbered Properties Unconsolidated Affiliates and Subsidiaries Environmental Matters Current Construction Projects

TERM LOAN AGREEMENT

            THIS TERM LOAN AGREEMENT is dated as of July 31, 2003 and is among CPG PARTNERS, L.P., a Delaware limited partnership ("Borrower"), each of the Lenders named on the signature pages hereof (the "Lenders") and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association ("Wachovia") in its capacity as Agent for the Lenders (the "Agent").

RECITALS

          WHEREAS, Borrower has requested that Lenders extend an unsecured term loan facility to Borrower in the principal amount of One Hundred Million Dollars ($100,000,000.00) (the "Facility") the proceeds of which will be used in accordance with the provisions of this Agreement and the Lenders have agreed to extend the requested Facility on the terms and conditions set forth herein.

          NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          1.1      Certain Defined Terms.      The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

                "Accommodation Obligations", as applied to any Person, means any Indebtedness or other contractual obligation or liability, contingent or otherwise, of another Person in respect of which that Person is liable, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including in respect of any partnership in which that Person is a general partner, Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

                 "Accountants" means Ernst & Young LLP, any other "big four" accounting firm or another firm of certified public accountants of national standing selected by Borrower and acceptable to Agent.

                 "Acquisition Price" means the aggregate purchase price for an asset including bona fide purchase money financing provided by the seller and all existing Indebtedness pertaining to such asset.

                 "Adjusted Asset Value" means, as at any date of determination, the sum (without duplication of any item) of (i) cash and Cash Equivalents owned by Borrower (excluding any tenant deposits or other restricted cash or escrows), (ii) an amount equal to 50% of the construction-in-progress as reported in the Financial Statements and 50% of the Borrower’s Share of the construction-in-progress of Unconsolidated Affiliates, (iii) the Value of All Premium Centers, (iv) the Value of All Other Retail Centers, and (v) the Value of All Other Properties.

                 "Affiliates" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means (i) the possession, directly or indirectly, of the power to vote twenty-five percent (25%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (ii) the ownership of a general partnership interest or a limited partnership interest (or other ownership interest) representing twenty-five percent (25%) or more of the outstanding limited partnership interests or other ownership interests of such Person. In addition, any corporation, partnership or other entity in which the ownership interests of Borrower and its Subsidiaries represents ten percent (10%) or more of the outstanding ownership interests shall be deemed to be an Affiliate of Borrower.

                "Agent" means Wachovia in its capacity as agent for the Lenders under this Agreement, and shall include any successor Agent appointed pursuant hereto and shall be deemed to refer to Wachovia in its individual capacity as a Lender where the context so requires.

                 "Aggregate Occupancy Rate" means, with respect to the Unencumbered Properties at any time, the ratio, as of such date, expressed as a percentage, of (i) the gross leasable area of all Unencumbered Properties occupied by tenants paying rent pursuant to Leases other than Materially Defaulted Leases, to (ii) the aggregate gross leasable area of all Unencumbered Properties, excluding from both (i) and (ii) the gross leasable area of Construction Projects prior to the date which is 3 months after the Rent Stabilization Date for such Construction Project. Only premises which are actually open for business shall be counted as occupied.

                "Agreement" means this Term Loan Agreement as the same may be amended, supplemented or modified from time to time.

                "Applicable LIBOR Rate Margin" means, as of any date of determination: (i) 0.70%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB+ or Baa1 by one or both of the Rating Agencies, (ii) 0.80%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB or Baa2 by one or both of the Rating Agencies, (iii) 0.90%, if Borrower's senior long-term unsecured debt obligations are rated at least BBB- or Baa3 by one or both of the Rating Agencies, (iv) 1.10% if Borrower’s senior long-term unsecured debt obligations are rated at least Ba1/Ba2 or BB+/BB by one or both of the Rating Agencies or (v) 1.35%, in any other case (including, without limitation, if Borrower's senior long-term unsecured debt obligations are not rated by either of the Rating Agencies).

                "Arranger" means Wachovia Capital Markets, LLC in its capacity as arranger for the Facility under this Agreement.

                "Assignment and Assumption" means an Assignment and Assumption in the form of Exhibit A hereto (with blanks appropriately filled in) delivered to Agent in connection with each assignment of a Lender's interest under this Agreement pursuant to Section 11.12.

                 "ATC Partnership" means Cannery Row Associates, a California limited partnership in which the Borrower is the sole limited partner (having a 99% interest) and the REIT is the sole general partner (having a 1% interest).

                "Base Rate" means, on any day, the higher of (i) the Federal Funds Rate in effect on such day plus one-half percent (0.5%) per annum or (ii) the variable per annum rate of interest so designated from time to time by Wachovia as its prime rate. The prime rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

                 "Base Rate Loans" means those Loans bearing interest at the Base Rate.

                "Benefit Plan" means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which a Person or an ERISA Affiliate is, or within the immediately preceding five (5) years was, an "employer" as defined in Section 3(5) of ERISA.

                "Borrower" means CPG Partners, L.P., a Delaware limited partnership that was formerly known as Chelsea GCA Realty Partnership, L.P.

                "Borrower Debt" means (without duplication) all Indebtedness of Borrower or any Subsidiary of Borrower, without offset or reduction in respect of prepaid interest, restructuring fees or similar items, minus, in the case of Nonrecourse Indebtedness of a Subsidiary that is not a Wholly-Owned Subsidiary, the amount of such Indebtedness in excess of Borrower’s Share thereof, plus the Borrower's Share of the Indebtedness of all Unconsolidated Affiliates.

                "Borrower's Share" means, in the case of an Unconsolidated Affiliate or a Subsidiary that is not a Wholly-Owned Subsidiary, the percentage ownership interest in such Unconsolidated Affiliate or a Subsidiary that is directly or indirectly owned by Borrower.

                 "Borrowing" means a borrowing of Loans under the Facility.

                "Business Day" means any day other than a Saturday, Sunday or day which shall be in the State of New York a legal holiday or day on which banking institutions are required or authorized to close. When the term Business Day is used with respect to LIBOR Loans, such day must also be a day on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.

                "Capital Leases", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

                "Cash Equivalents" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of Standard & Poor's Corporation, Moody's Investors Services, Inc., Duff and Phelps, or Fitch Investors (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as may be acceptable to Agent) and not listed for possible down-grade in Credit Watch published by Standard & Poor's Corporation; (iii) commercial paper, other than commercial paper issued by Borrower or any of its Affiliates, maturing no more than ninety (90) days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either Standard & Poor's Corporation or Moody's Investor's Service, Inc. (or, if at any time neither Standard & Poor's Corporation nor Moody's Investor's Service, Inc. shall be rating such obligations, then the highest rating from such other nationally recognized rating services as may be acceptable to Agent); (iv) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within ninety (90) days after the date of acquisition thereof, overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments issued, in each case, by (A) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than Two Hundred Fifty Million Dollars ($250,000,000) or (B) any Lender, and (v) deposits in existing Merrill Lynch money market accounts maintained by Borrower, such deposits being the proceeds from the exercise of stock options pursuant to Borrower’s employee stock option plans.

                "CIP Budget Amount" means the total budgeted cost (as such budget shall be updated from time to time) of all Current Construction Projects (excluding Expansion Projects) owned by Borrower or any of its Wholly-Owned Subsidiaries plus the Borrower’s Share of the total budgeted cost (as such budget shall be updated from time to time) of all Current Construction Projects (excluding Expansion Projects) owned by any Unconsolidated Affiliate or by any Subsidiary of Borrower that is not a Wholly-Owned Subsidiary provided, however, that with respect to (i) Current Construction Projects owned by any such Unconsolidated Affiliate or Subsidiary for which the respective financial responsibilities of the other owners of such Unconsolidated Affiliate or Subsidiary on the one hand and Borrower and its Wholly-Owned Subsidiaries on the other hand are not in proportion to the respective ownership interests in the applicable Unconsolidated Affiliate or Subsidiary, then the portion of budgeted cost of such project included in the CIP Budget Amount shall be adjusted to reflect Borrower’s actual financial responsibility related to such project. Such costs shall include, without limitation, all land acquisition costs (but may exclude costs of land used for expansion projects which was not purchased for the purpose of such expansion project), design and permitting costs, construction period real estate taxes, leasing costs including brokers’ commissions and tenant improvements, allowances or reimbursements, construction costs and opening costs. With respect to any Construction Projects financed with Indebtedness other than the Revolving Facility, such costs shall also include construction period interest and all fees and expenses associated with such Indebtedness.

                 "Closing Date" means August 1, 2003, being the date on which the Loans shall be disbursed pursuant to Section 4.1 .

                "Commission" means the Securities and Exchange Commission.

                "Commitment" means, with respect to any Lender, the principal amount set out under such Lender's name under the heading "Loan Commitment" on the signature pages attached to this Agreement

                "Completion Date" means, with respect to a Construction Project, the date on which certificates of occupancy (or the equivalent) have been issued for at least 90% of the gross leasable area of such Construction Project.

                "Compliance Certificate" means a certificate in the form of Exhibit B delivered to Agent by Borrower pursuant to Section 3.4, Section 6.1.4, Section 6.1.11, Section 8.1 or any other provision of this Agreement and covering Borrower's compliance with the financial covenants contained in Article IX.

                 "Confidential Information" has the meaning ascribed to such term in Section 6.3.

                 "Construction Project" means a project consisting of the construction of new buildings, additions to existing buildings, and/or rehabilitation of existing buildings (other than normal refurbishing and tenant fit-up work when one retail tenant leases space previously occupied by another retail tenant).

                "Contaminant" means any pollutant (as that term is defined in 42 U.S.C. 9601(33)) or toxic pollutant (as that term is defined in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6903(5)), radioactive material, special waste, petroleum (including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof), any constituent of any such substance or waste, including, but not limited to, polychlorinated biphenyls and asbestos, or any other substance or waste deleterious to the environment the release, disposal or remediation of which is now or at any time becomes subject to regulation under any Environmental Law.

                "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

                "Court Order" means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority binding upon or applicable to the Person in question.

                "Current Construction Project" means a Construction Project from the time of commencement of construction of footings and foundations for such Construction Project until the Rent Stabilization Date of such Construction Project.

                "Debt Service" means, for any period, Interest Expense for such period plus scheduled principal amortization (i.e., excluding any balloon payment due at maturity) for such period on all Borrower Debt.

                 "December 31, 2002 Financials" has the meaning given to such term in Section 5.9.

                 "Defaulting Lender" means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days after notice from Agent.

                 "DOL" means the United States Department of Labor and any successor department or agency.

                 "Dollars" and "$" means the lawful money of the United States of America.

                "EBITDA" means, at any time, for the most recent Fiscal Quarter, without duplication, the Borrower’s earnings (or loss) before interest, taxes, depreciation and amortization, calculated for such period on a consolidated basis in conformity with GAAP, including only the Borrower’s Share of the earnings (or loss) before interest, taxes, depreciation and amortization of all Unconsolidated Affiliates and of any Subsidiary that is not a Wholly-Owned Subsidiary minus gains (and plus losses) from extraordinary items or asset sales or write-ups or forgiveness of Indebtedness, minus percentage rent income for such Fiscal Quarter, plus twenty-five percent (25%) of the total percentage rent income during such Fiscal Quarter and the three immediately preceding Fiscal Quarters.

                "Eligible Affiliate" means an Affiliate of Borrower which is not a Wholly-Owned Subsidiary that does not have any Indebtedness other than Indebtedness in connection with accounts payable to unsecured trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of business of such Affiliate. Eligible Affiliates as of the date hereof are listed on Schedule 5.5.

                "Eligible Assignee" means commercial banks, savings banks, savings and loan associations or other similar financial institutions, insurance companies and mutual funds having total assets of $5,000,000,000 or more, generally engaged in lending of a type similar to the Facility and in full compliance with all FDIC Control Act requirements or other regulatory requirements; provided that no Affiliate of Borrower shall be an Eligible Assignee.

                 "Environmental Laws" has the meaning set forth in Section 5.22.

                "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                "ERISA Affiliate" of any Person means any (i) corporation which is, becomes, or is deemed to be a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person, (ii) partnership, trade or business (whether or not incorporated) which is, becomes or is deemed to be under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person, (iii) other Person which is, becomes or is deemed to be a member of the same "affiliated service group" (as defined in Section 414(m) of the Internal Revenue Code) as such Person, or (iv) any other organization or arrangement described in Section 414(o) of the Internal Revenue Code which is, becomes or is deemed to be required to be aggregated pursuant to regulations issued under Section 414(o) of the Internal Revenue Code with such Person pursuant to Section 414(o) of the Internal Revenue Code.

                "Event of Default" means any of the occurrences set forth in Article X after the expiration of any applicable grace period expressly provided therein.

                 "Executive Officers" mean David C. Bloom, William D. Bloom, Leslie T. Chao, Michael J. Clarke and Thomas J. Davis.

                "Expansion Projects" means Construction Projects consisting of the construction of additional buildings or building additions at a Portfolio Property which has been open and operating prior to the start of such Construction Project so long as the increase in the gross leasable area of such Property as a result of such Construction Project does not exceed 150,000 square feet.

                 "Facility" means the term loan facility of $100,000,000 described in Section 2.1.1.

                 "Fair Market Net Worth" means the Borrower's Adjusted Asset Value less Total Liabilities.

                 "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

                "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal Funds brokers of recognized standing selected by Agent.

                "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

                "Financial Statements" means the consolidated financial statements of the Borrower, including the notes thereto, as contained in the most recent Form 10-K or Form 10-Q filed with the Commission.

                 "Fiscal Quarter" means each three-month period ending on March 31, June 30, September 30 and December 31.

                "Fiscal Year" means the fiscal year of Borrower which shall be the twelve (12) month period ending on the last day of December in each year.

                "Fixed Charges" means, for any period, Debt Service plus scheduled dividends or distributions due with respect to preferred partnership units in the Borrower or preferred stock in the REIT.

                "Fixed Rate Notice" means, with respect to a LIBOR Loan pursuant to Section 2.1.2, a notice substantially in the form of Exhibit E.

                "Foreign Affiliates" means Unconsolidated Affiliates which directly or indirectly develop, own or finance one or more Foreign Properties. Foreign Affiliates existing on the date hereof are listed on Schedule 5.5.

                "Foreign Investments" means the sum, without duplication, of the following: (i) the aggregate amount of all Investments by Borrower in Borrower’s Foreign Affiliates, (ii) the face amount of all Letters of Credit issued under the Revolving Facility (or letters of credit issued by any other Person with respect to which Borrower is directly or contingently liable), or the maximum amount of all of Borrower’s Accommodation Obligations, for the benefit of such Foreign Affiliates, (iii) the aggregate Acquisition Prices of all Foreign Properties owned by Borrower or its Wholly-Owned Subsidiaries, and (iv) the Borrower’s Share of the aggregate Acquisition Prices of all Foreign Properties owned by Subsidiaries of Borrower that are not Wholly-Owned Subsidiaries.

                 "Foreign Properties" means all Properties which are not located within the boundaries of the United States.

                "Funds From Operations" means, for any period, the Borrower’s Funds From Operations determined in accordance with the definition approved by the National Association of Real Estate Investment Trusts.

                "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

                "Governmental Authority" means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                "Guarantor Subsidiary" means a Wholly-Owned Subsidiary which executes and delivers a guaranty of the Obligations in favor of the Agent and the Lenders, which guaranty shall be substantially in the form of the Guaranty from certain Guarantor Subsidiaries of even date herewith, and shall be accompanied by certificates and a legal opinion reasonably acceptable to the Agent. Guarantor Subsidiaries as of the date hereof are listed on Schedule 5.5.

                 "Guaranty" means the Guaranty of even date herewith executed by the REIT in favor of the Agent and the Lenders.

                "Indebtedness", as applied to any Person (determined on a consolidated basis and without duplication), means the sum of (i) all indebtedness, obligations or other liabilities of such Person for borrowed money, (ii) all indebtedness, obligations or other liabilities of such Person evidenced by Securities or other similar instruments, (iii) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker's acceptances issued for such Person's account, (iv) all obligations of such Person to pay the deferred purchase price of Property or services or to reimburse tenants for the costs of improvements constructed by such tenants on the Property of such Person, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, (vii) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property), (viii) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of Interest Rate Contracts and foreign currency exchange agreements, and (ix) ERISA obligations currently due and payable. Indebtedness shall not include accrued ordinary operating expenses payable on a current basis.

                "Interest Expense" means, for any period, total interest expense, whether paid, accrued or capitalized (including the interest component of Capital Leases) in respect of Borrower Debt, including, without limitation, amortization of loan acquisition costs, all commissions, discounts and other fees and charges owed with respect to letters of credit, and net costs under Interest Rate Contracts.

                "Interest Period" means, relative to any LIBOR Loans, the period beginning on (and including) the date on which such LIBOR Loans are made as, or converted into, LIBOR Loans, and ending on (but excluding) the day which numerically corresponds to such date seven (7), thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days thereafter, in either case as Borrower may select in its relevant Notice of Interest Rate Selection pursuant to Section 2.1.2; provided, however, that:

(a) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day; and

(b) no Interest Period may end later than the Termination Date.

                "Interest Rate Contracts" means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

                "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

                "Internet Affiliates" means Affiliates of Borrower which directly or indirectly develop, own or finance internet online stores and other technology-based e-commerce platforms and services. Internet Affiliates existing on the date hereof are listed on Schedule 5.5.

                "Internet Investments" means the sum, without duplication, of the following: (i) the aggregate amount of all Investments by Borrower in Borrower’s Internet Affiliates, and (ii) the face amount of all Letters of Credit issued under the Revolving Facility (or letters of credit issued by any other Person with respect to which Borrower is directly or contingently liable), or the maximum amount of all of Borrower’s Accommodation Obligations, for the benefit of such Internet Affiliates.

                "Investment" means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, of any other Person, (ii) any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees and similar items made or incurred in the ordinary course of business), or capital contribution by such Person to any other Person, including all Indebtedness and accounts owed by that other Person which are not current assets or did not arise from sales of goods or services to that Person in the ordinary course of business, and (iii) any liabilities of such Person (contingent or otherwise) under guarantees or other Accommodation Obligations with respect to the outstanding Indebtedness of that other Person. The amount of any Investment described in clause (iii) of this definition shall be deemed to be in the maximum amount of such Person’s liability thereunder.

                "Investment Mortgages" mean notes receivable or other indebtedness secured by mortgages or other security interests directly or indirectly owned by Borrower or any Subsidiary of Borrower, including certificates of interest in real estate mortgage investment conduits.

                 "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

                "Land" means unimproved real estate, including future phases of a partially completed project, owned by Borrower or any Subsidiary of Borrower for the purpose of future development of improvements. For purposes of the foregoing definition, "unimproved" shall mean Land on which the construction of building improvements has not commenced or land on which construction has been discontinued for a continuous period longer than sixty (60) days prior to completion.

                "Lease" means a lease or license between Borrower and a tenant or licensee with respect to premises located within a Portfolio Property.

                 "Lender Taxes" has the meaning given to such term in Section 2.4.7.

                "Lenders" means Wachovia and any other bank, finance company, insurance or other financial institution which is or becomes a party to this Agreement by execution of a counterpart signature page hereto or an Assignment and Assumption, as assignee. With respect to matters requiring the consent to or approval of all Lenders at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and, for voting purposes only, "all Lenders" shall be deemed to mean "all Lenders other than Defaulting Lenders".

                "Liabilities and Costs" means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys, experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

                "LIBOR" means, relative to any Interest Period for any LIBOR Loan included in any Borrowing, the rate per annum as determined on the basis of the offered rates for deposits in U.S. Dollars, for a period of time comparable to the Interest Period applicable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to the Interest Period applicable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) Business Days preceding the first day of such LIBOR Loan as selected by the Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to the Interest Period applicable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such Interest Period applicable to such LIBOR Loan. In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a LIBOR Reserve Percentage with respect to LIBOR deposits of the Agent, then for any period during which such LIBOR Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus such LIBOR Reserve Percentage.

                "LIBOR Loan" means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to LIBOR.

                "LIBOR Office" means, relative to any Lender, the office of such Lender designated as such on the counterpart signature pages hereto or such other office of a Lender as designated from time to time by notice from such Lender to Agent, whether or not outside the United States, which shall be making or maintaining LIBOR Loans of such Lender.

                 "LIBOR Prepayment Fee" has the meaning given to such term in Section 2.4.8(c).

                "LIBOR Reserve Percentage" means the minimum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

                "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a "true" lessor pursuant to Section 9408 of the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

                 "Loan Account" has the meaning given to such term in Section 2.3.

                "Loan Documents" means this Agreement, the Loan Note, the Guaranty, the Subsidiary Guaranty and all other agreements, instruments and documents (together with amendments and supplements thereto and replacements thereof) now or hereafter executed by the Borrower, which evidences or relates to the Obligations.

                "Loan Note" means the promissory note evidencing the Loans in the original principal amount of One Hundred Million Dollars ($100,000,000.00) executed by Borrower in favor of Wachovia, as it may be amended, supplemented, replaced or modified from time to time. The Loan Note and any replacements thereof shall be substantially in the form of Exhibit C.

                 "Loans" means the Loans made pursuant to the Facility.

                "Long Term Unsecured Indebtedness" means all Unsecured Indebtedness which at the time of determination has a maturity of not less than five (5) years.

                "Material Adverse Effect" means, with respect to a Person or Property, a material adverse effect upon the condition (financial or otherwise), operations, performance or properties of such Person or Property. The phrase "has a Material Adverse Effect" or "will result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect", and the phrase "has no (or does not have a) Material Adverse Effect" or "will not result in a Material Adverse Effect" or words substantially similar thereto shall in all cases be intended to mean "does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect".

                "Materially Defaulted Leases" means Leases under which the tenant has failed to make any payment of base rent, percentage rent or additional rent when due and such failure has continued for more than ninety (90) days after the due date of the applicable payment or any Lease which the Borrower has terminated based on any default by the Tenant thereunder.

                 "Maturity Date" means July 31, 2004, as such date may be extended in accordance with the terms of Section 2.9.

                "Multiemployer Plan" means an employee benefit plan defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by a Person or an ERISA Affiliate of such Person.

                "Net Operating Income" means with respect to any Fiscal Quarter of the Borrower and with respect to any one or more of its Properties, (i) the total rental and other operating income from the operation of such Properties after deducting all expenses and other proper charges incurred by the Borrower in connection with the operation of such Properties during such Fiscal Quarter, including, without limitation, property operating expenses, real estate taxes and bad debt expenses, but before payment or provision for debt service, income taxes, and depreciation, amortization, and other non-cash expenses, all as determined in accordance with generally accepted accounting principles, minus (ii) percentage rent income of such Properties for such Fiscal Quarter, plus (iii) twenty-five percent (25%) of the total percentage rent income of such Properties during such Fiscal Quarter and the three immediately preceding Fiscal Quarters, minus (iv) the Replacement Reserve Amount for such Properties. With respect to Properties located outside of the United States, Net Operating Income shall be converted from the currency in which the applicable income and expenses are paid to Dollars using the currency exchange rates in effect as of the end of the applicable Fiscal Quarter.

                "Net Offering Proceeds" means all cash proceeds received by the REIT as a result of the sale of common, preferred or other classes of stock in the REIT (if and only to the extent reflected in stockholders' equity on the consolidated balance sheet of the REIT prepared in accordance with GAAP) less customary costs and discounts of issuance paid by the REIT, all of which proceeds shall have been concurrently contributed by the REIT to Borrower as additional capital.

                "Non-Retail Properties" means Portfolio Properties which are not intended to be used as or in connection with a retail Property including residential or other Properties in the vicinity of Construction Projects acquired to facilitate the obtaining of governmental permits or the resolution of zoning or land use issues related to such Construction Projects.

                "Nonrecourse Indebtedness" means Indebtedness with respect to which recourse for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness.

                "Notice of Interest Rate Selection" means, with respect to a proposed Borrowing pursuant to Section 2.1.2, a notice substantially in the form of Exhibit D.

                "Obligations" means, from time to time, all Indebtedness of Borrower owing to Agent, any Lender or any Person entitled to indemnification pursuant to Section 12.2, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements, reasonable fees and disbursements of expert witnesses and other consultants, and any other sum now or hereinafter chargeable to Borrower under or in connection with this Agreement or any other Loan Document.

                "Officer's Certificate" means a certificate signed by a specified officer of a Person certifying as to the matters set forth therein.

                "Operating Cash Flow" means, at any time, for the most recent Fiscal Quarter, EBITDA minus cash income taxes paid during such Fiscal Quarter and not deducted on the Financial Statements in determining earnings for such Fiscal Quarter or any prior period minus the Replacement Reserve Amount for the Portfolio Properties.

                "Other Properties" means Properties other than Premium Centers or Other Retail Centers that are so classified in Borrower’s filings with the Commission.

                "Other Properties Net Operating Income" means, with respect to any Fiscal Quarter of the Borrower, the sum of (i) the Net Operating Income of all Other Properties owned by Borrower or a Wholly-Owned Subsidiary and (ii) the Borrower’s Share of the Net Operating Income of all Other Properties owned by Affiliates of Borrower that are not Wholly-Owned Subsidiaries.

                "Other Retail Centers" means Properties other than Premium Centers or Other Properties that are so classified in Borrower’s filings with the Commission.

                "Other Retail Centers Net Operating Income" means, with respect to any Fiscal Quarter of the Borrower, the sum of (i) the Net Operating Income of all Other Retail Centers owned by Borrower or a Wholly-Owned Subsidiary and (ii) the Borrower’s Share of the Net Operating Income of all Other Retail Centers owned by Affiliates of Borrower that are not Wholly-Owned Subsidiaries.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

                "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

                "Permitted Investments" means Investments in Land, Non-Retail Properties, Investment Mortgages and the categories of Investments set forth in Section 9.10.

                 "Permitted Liens" means:

(a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority or claims not yet due or not yet required to be paid pursuant to Section 7.4;

(b) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations;

(c) any laws, ordinances, easements, rights of way, restrictions, exemptions, reservations, conditions, defects or irregularities in title, limitations, covenants or other matters that, in the aggregate, do not in the reasonable opinion of Borrower (i) materially interfere with the occupation, use and enjoyment of the Property or other assets encumbered thereby, by the Person owning such Property or other assets, in the normal course of its business or (ii) materially impair the value of the Property subject thereto;

(d) Liens imposed by laws, such as mechanics' liens and other similar liens arising in the ordinary course of business which either (i) have been in existence for less than 120 days from the date of filing or (ii) have been in existence for 120 days or longer so long as the aggregate amount of all such Liens is less than $100,000 for each Construction Project and the Borrower is in good faith contesting the validity or amount thereof by appropriate proceedings, provided however that any Lien permitted under this paragraph must be discharged prior to foreclosure thereof;

(e) Leases to tenants which are not Affiliates of Borrower existing on the date hereof or subsequently entered into in the ordinary course of business; and

(f) Liens securing judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review.

                "Person" means any natural person, employee, corporation, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

                "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or an ERISA Affiliate, as applicable, is an "employer" as defined in Section 3(5) of ERISA.

                "Portfolio Properties" means real property improved with one or more completed buildings in which more than a fifty percent (50%) interest is owned, directly or indirectly, by Borrower or any Subsidiary of Borrower, including the Unencumbered Properties and the Properties listed on Schedule 1.1, as such schedule may be updated from time to time to reflect the acquisition or disposition of Portfolio Properties. Schedule 1.1 also indicates which of the Portfolio Properties are currently classified as Premium Centers and which are currently classified as Other Retail Centers or Other Properties.

                "Premium Centers" means Properties that satisfy Borrower’s criteria for classification as part of its Premium Portfolio, that are publicly advertised as "Premium Outlets" or a similar term and that are classified as Premium Centers in Borrower’s filings with the Commission.

                "Premium Centers Net Operating Income" means, with respect to any Fiscal Quarter of the Borrower, the sum of (i) the Net Operating Income of all Premium Centers owned by Borrower or a Wholly-Owned Subsidiary and (ii) the Borrower’s Share of the Net Operating Income of all Premium Centers owned by Affiliates of Borrower that are not Wholly-Owned Subsidiaries.

                 "Prepayment Date" has the meaning given to such term in Section 2.4.8(c).

                "Pro Forma Unsecured Debt Service Charges" means, for any Fiscal Quarter of the Borrower, the sum of (a) an amount determined by the Borrower (and approved by the Agent in its sole discretion) based on a twenty-five (25) year mortgage style amortization schedule, calculated on the outstanding principal amount of all Unsecured Indebtedness as of the end of such Fiscal Quarter excluding Long Term Unsecured Indebtedness and an interest rate equal to the greater of (i) the weighted average annual interest rate actually applicable to all Unsecured Indebtedness excluding Long Term Unsecured Indebtedness during such Fiscal Quarter or (ii) the then current ten (10) year U.S. Treasury bill yield plus one and three-quarters percent (1.75%) plus (b) one-quarter of the actual debt service charges due during the current fiscal year pursuant to the Long Term Unsecured Indebtedness.

                "Pro Rata Share" means, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Loans and the denominator of which shall be the aggregate amount of all of the Lenders' Loans.

                "Proceedings" means, collectively, all actions, suits and proceedings before, and investigations commenced or threatened by or before, any court or Governmental Authority with respect to a Person.

                "Property" means, as to any Person, all real or personal property (including, without limitation, buildings, facilities, structures, equipment and other assets, tangible or intangible) owned by such Person.

                "Rating Agency" means either of (i) Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or (ii) Moody's Investors Services, Inc.

                 "Regulations T, U and X" mean such Regulations of the Federal Reserve Board as in effect from time to time.

                 "REIT" means Chelsea Property Group, Inc., a Maryland corporation that was formerly known as Chelsea GCA Realty, Inc.

                "Release" means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

                "Remedial Action" means any action required by applicable Environmental Laws to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform preremedial studies and investigations and post-remedial monitoring and care.

                "Rent Stabilization Date" means, with respect to each Construction Project, the date which shall be (i) the first day of a Fiscal Quarter (ii) not more than six (6) months after the date on which the first certificate of occupancy (or the equivalent) has been issued for any portion of such Construction Project and (iii) set forth in a notice from Borrower to Agent given prior to such Rent Stabilization Date.

                "Replacement Reserve Amount" means, with respect to any Property or group of Properties for any Fiscal Quarter, a reserve for replacement reserves, leasing costs and recurring capital expenditures equal to the product of $0.075 times the gross leasable area of such Property or group of Properties excluding the gross leasable area of any Construction Project thereon prior to the Rent Stabilization Date with respect to such Construction Project. The Replacement Reserve Amount for the Portfolio Properties will be based on the gross leasable area of the Properties owned by Borrower or one of its Subsidiaries and the Borrower’s Share of the gross leasable area of the Properties owned by the Unconsolidated Affiliates.

                "Reportable Event" means any of the events described in Section 4043(b) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

                "Requirements of Law" mean, as to any Person, the charter and by-laws, partnership agreement or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, FIRREA and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

                "Requisite Lenders" mean, collectively, Lenders whose Pro Rata Shares, in the aggregate, are at least sixty-six and two-thirds percent (66-2/3%), provided that, in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Pro Rata Shares of Lenders shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders and provided, further, that the Agent must always be among the Requisite Lenders except that after an Event of Default described in Section 10.1.1 decisions by the Requisite Lenders to accelerate and/or exercise remedies pursuant to Section 10.2.1 shall be made without regard to whether the Agent is among the Requisite Lenders.

                "Revolving Credit Agreement" means the Amended and Restated Credit Agreement dated as of July 31, 2002, among Borrower, Fleet National Bank, as Agent and the lenders named therein, as hereafter amended pursuant to its terms.

                "Revolving Facility" means the Borrower’s revolving line of credit facility in the maximum principal amount of $200,000,000, a portion of which may be used for Letters of Credit, all as provided in the Revolving Credit Agreement, as such amount may be increased or decreased from time to time.

                 "Secured Borrower Debt" means all Borrower Debt that is secured by a Lien on any Property.

                "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations, provided that Securities shall not include Cash Equivalents, Investment Mortgages or interests in Unconsolidated Affiliates.

                "Securities Act" means the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

                "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

                "Solvent" means, as to any Person at the time of determination, that such Person (i) owns property the value of which (both at fair valuation and at present fair saleable value) is greater than the amount required to pay all of such Person's liabilities (including contingent liabilities and debts); (ii) is able to pay all of its debts as such debts mature; and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

                "Subsidiary" of a Person means any corporation, limited liability company, partnership, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person.

                "Subsidiary Guaranty" means the Guaranty of even date herewith in favor of the Agent and the Lenders executed by the Guarantor Subsidiaries listed on Schedule 5.5 and each Guaranty in substantially the same form that is hereafter executed and delivered by other Wholly-Owned Subsidiaries.

                 "Taxes" means all federal, state, local and foreign income and gross receipts taxes.

                 "Termination Date" has the meaning given to such term in Section 2.1.3.

                "Termination Event" means (i) any Reportable Event, (ii) the withdrawal of a Person, or an ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the occurrence of an obligation arising under Section 4041 of ERISA of a Person or an ERISA Affiliate to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (iv) the institution by the PBGC of proceedings to terminate any Benefit Plan under Section 4042 of ERISA, (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a trustee to administer a Benefit Plan, (vi) the partial or complete withdrawal of such Person or any ERISA Affiliate from a Multiemployer Plan, or (vii) the adoption of an amendment by any Person or any ERISA Affiliate to terminate any Benefit Plan.

                "Total Liabilities" means without duplication (i) all Indebtedness of Borrower and its Subsidiaries, whether or not such Indebtedness would be included as a liability on the balance sheet of Borrower in accordance with GAAP, plus (ii) all other liabilities of every nature and kind of Borrower and its Subsidiaries that would be included as liabilities on the balance sheet of Borrower in accordance with GAAP, plus (iii) the Borrower’s Share of all Indebtedness of all Unconsolidated Affiliates.

                "Unconsolidated Affiliate" means any Affiliate in which Borrower or any Subsidiary of Borrower has an ownership interest, whose financial results are not consolidated under GAAP in the Financial Statements.

                "Unencumbered Net Operating Income" means, with respect to any Fiscal Quarter of the Borrower, the sum of the Net Operating Income of all of its Properties which were Unencumbered Properties hereunder during such Fiscal Quarter.

                "Unencumbered Property" means a Property which at the date of determination, (i) is owned by Borrower, by a Guarantor Subsidiary or by an Eligible Affiliate, (ii) is classified as either a Premium Center or an Other Retail Center in Borrower’s filings with the Commission; (iii) is not directly or indirectly subject to any Lien (other than Permitted Liens) or to any negative pledge agreement or other agreement (other than this Agreement) that prohibits the creation of any Lien thereon; (iv) is a Property with respect to which each of the representations contained in Section 5.22 and in Section 5.23 hereof is true and accurate as of such date of determination; (v) may be legally conveyed separately from any other Real Estate without the need to obtain any subdivision approval, zoning variance or other consent or approval from an unrelated Person; (vi) is located in the United States, and (vii) to the extent requested by the Agent, the Borrower has delivered to the Agent historical operating and leasing information relating to such Unencumbered Property, in form and substance satisfactory to the Agent.

                "Unencumbered Property Value" means, with respect to any Unencumbered Property at any time, an amount computed as follows: (a) the Net Operating Income of such Unencumbered Property for the most recent Fiscal Quarter for which financial statements have been delivered to the Agent pursuant to Section 6.1; (b) then multiplying by four (4); and (c) dividing such product by either 0.09 (if such Unencumbered Property is classified as a Premium Center) or 0.12 (if such Unencumbered Property is classified as an Other Retail Center). With respect to any Unencumbered Property which, during the applicable Fiscal Quarter, has been acquired by Borrower or has had the building or buildings being constructed thereon completed and occupied by tenants, Borrower may compute the Unencumbered Property Value for such Unencumbered Property based on a pro forma Net Operating Income for such Fiscal Quarter, which computation must be approved by the Agent.

                "Unmatured Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

                "Unsecured Indebtedness" means all Indebtedness of Borrower or of any of its Subsidiaries which is not secured by a Lien on any Properties including, without limitation, the Loans, the Borrower's reimbursement obligations relating to the Letters of Credit issued under the Revolving Credit Agreement, the Loans under the Revolving Credit Agreement, the Unsecured Term Notes and any Indebtedness evidenced by any bonds, debentures, notes or other debt securities which may be hereafter issued by Borrower or by the REIT. Unsecured Indebtedness shall not include accrued ordinary operating expenses payable on a current basis.

                "Unsecured Term Note Indenture" means the Indenture dated as of January 23, 1996 among the Borrower, the REIT and U.S. Bank National Association as successor to State Street Bank and Trust Company, as trustee, as supplemented through the date hereof, and as hereafter amended or further supplemented.

                "Unsecured Term Note Secured Debt Limitation" means the provision contained in the Unsecured Term Note Indenture which limits the Borrower's "Secured Debt" to not more than 40% of its "Adjusted Total Assets" (as such quoted terms are defined in said Indenture). If the Unsecured Term Note Indenture is amended to reduce the permitted amount of Secured Borrower Debt this defined term shall automatically be deemed to incorporate such amendment, but if the Unsecured Term Note Indenture is amended to increase the permitted amount of Secured Borrower Debt this definition shall not be deemed to incorporate such amendment until the same has been approved by the Requisite Lenders.

                "Unsecured Term Notes" means, collectively, all notes from time to time outstanding under the Unsecured Term Note Indenture.

                "Value of All Other Properties" means, when determined as of the end of a Fiscal Quarter, an amount computed as follows: (a) Other Properties Net Operating Income; (b) then multiplying by four (4); and (c) dividing such product by 0.12.

                "Value of All Other Retail Centers " means, when determined as of the end of a Fiscal Quarter, an amount computed as follows: (a) Other Retail Centers Net Operating Income; (b) then multiplying by four (4); and (c) dividing such product by 0.12.

                "Value of All Premium Centers " means, when determined as of the end of a Fiscal Quarter, an amount computed as follows: (a) Premium Centers Net Operating Income; (b) then multiplying by four (4); and (c) dividing such product by 0.09.

                "Value of All Unencumbered Properties" means, when determined as of the end of a Fiscal Quarter, an amount equal to the sum of the Unencumbered Property Value of each Unencumbered Property owned by Borrower or by a Guarantor Subsidiary for such Fiscal Quarter, plus the Borrower’s Share of the Unencumbered Property Value of each Unencumbered Property owned by an Eligible Affiliate, provided, however, that (i) to the extent that more than ten percent (10%) of such number is attributable to Unencumbered Properties that are owned by Eligible Affiliates, the amount in excess of said 10% shall be excluded from the Value of All Unencumbered Properties, and (ii) to the extent that more than five percent (5%) of such number is attributable to Unencumbered Properties that are not on land owned in fee by Borrower, a Guarantor Subsidiary or an Eligible Affiliate or that are subject to a Capital Lease or a ground lease, the amount in excess of said 5% shall be excluded from the Value of All Unencumbered Properties. When determined as of a date which is during a Fiscal Quarter based on an updated list of Unencumbered Properties attached to the applicable Compliance Certificate, the Value of All Unencumbered Properties most recently computed as provided in the preceding sentence of this definition will be adjusted by subtracting the Unencumbered Property Value of the previous Unencumbered Properties which have been deleted from such list and by adding the Unencumbered Property Value of the Unencumbered Properties which have been added to such list

                "Wholly-Owned Subsidiary" means a Subsidiary which is 100% owned directly or indirectly by Borrower or a Wholly-Owned Subsidiary of Borrower.

          1.2      Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to and including". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

           1.3       Terms.

                 1.3.1      Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP. All references herein to Borrower, the REIT or any other Person, in connection with any financial or related covenant, representation or calculation, shall be understood to mean and refer to Borrower, the REIT and such other Person on a consolidated basis in accordance with GAAP, unless otherwise specifically provided and subject in all events to any adjustments herein set forth.

                 1.3.2       Any time the phrase "to the best of Borrower's knowledge" or a phrase similar thereto is used herein, it means: "to the actual knowledge of the then executive or senior officers of Borrower and the REIT, after reasonable inquiry of those agents, employees or contractors of the REIT or Borrower who could reasonably be anticipated to have knowledge with respect to the subject matter or circumstances in question and after review of those documents or instruments which could reasonably be anticipated to be relevant to the subject matter or circumstances in question provided that such reasonable inquiry need not be undertaken at the time of each Compliance Certificate."

                 1.3.3       In each case where the consent or approval of Agent, all Lenders and/or Requisite Lenders is required, or their non-obligatory action is requested by Borrower, such consent, approval or action shall be in the sole and absolute discretion of Agent and, as applicable, each Lender, unless otherwise specifically indicated.

                 1.3.4       Any time the word "or" is used herein, unless the context otherwise clearly requires, it has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable.

ARTICLE II

LOANS

           2.1      Loan Advance and Repayment.

                 2.1.1       Loan Advance. Subject to the terms and conditions set forth in this Agreement, Lenders hereby agree to make the Loans to Borrower on the Closing Date. The Loans shall initially be LIBOR Loans with an Interest Period of 30 days. The Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder and that the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a Loan. The Agent shall make the Loans advanced by the Lenders available to the Borrower on the Closing Date by wire transfer to an account designated by Borrower The Loans may be voluntarily prepaid pursuant to Section 2.6.1 and any amounts so prepaid may not be reborrowed. The principal balance of the Loans shall be payable in full on the Termination Date. The Loans will be evidenced by the Loan Notes.

                 2.1.2       Notice of Interest Rate Selection.

(a) (i) Borrower shall give Agent, at 301 South College Street, Charlotte, NC 28288, Attn: Deana Adams (Fax No. (704) 383-7989) or such other address as Agent shall designate, an original or facsimile Notice of Interest Rate Selection no later than 9:00 A.M. (Eastern time), not less than three (3) nor more than five (5) Business Days prior to the expiration of each Interest Period. The Agent shall notify each Lender by telephone or facsimile with regard to each Notice of Interest Rate Selection not later than 11:00 A.M. (Eastern Time) on the second Business Day preceding the first day of the selected Interest Period.

(ii) Notwithstanding the foregoing or any other provision hereof to the contrary a Notice of Interest Rate Selection may be given not less than two (2) Business Days prior to the expiration of an Interest Period if the Notice of Interest Rate Selection selects a Base Rate Loan.

(iii) Each Notice of Interest Rate Selection shall specify whether the Loan will be a Base Rate Loan or a LIBOR Loan and, if a LIBOR Loan, the Interest Period. Any Notice of Interest Rate Selection pursuant to this Section 2.1.2 shall be irrevocable.

                 (b)      Borrower may elect (i) to convert a LIBOR Loan into Base Rate Loan, (ii) to convert a Base Rate Loan to a LIBOR Loan, or (iii) to continue any LIBOR Loan for an additional Interest Period. The applicable Interest Period for the continuation of any LIBOR Loan shall commence on the day on which the next preceding Interest Period expires. The conversion of a LIBOR Loan to a Base Rate Loan shall only occur on the last Business Day of the Interest Period relating to such LIBOR Loan; such conversion shall occur automatically in the absence of an election under clause (iii) above. Each election under clause (ii) or clause (iii) above shall be made by Borrower giving Agent an original or facsimile Notice of Interest Rate Selection no later than 9:00 A.M. (Eastern time), not less than three (3) nor more than five (5) Business Days prior to the date of a conversion to or continuation of a LIBOR Loan, specifying, in each case (1) the amount of the conversion or continuation, (2) the Interest Period therefor, and (3) the date of the conversion or continuation (which date shall be a Business Day).

                 (c)      Upon receipt of a Notice of Interest Rate Selection in proper form requesting LIBOR Loans under subparagraph (a) or (b) above, Agent shall determine the LIBOR applicable to the Interest Period for such LIBOR Loans, and shall, prior to the beginning of such Interest Period, give (by facsimile) a Fixed Rate Notice in respect thereof to Borrower and Lenders; provided, however, that failure to give such notice to Borrower shall not affect the validity of such rate. Each determination by Agent of the LIBOR shall be conclusive and binding upon the parties hereto in the absence of manifest error.

                 2.1.3      Term. The outstanding balance of the Loans shall be payable in full on the earliest to occur of (i) the Maturity Date, or, if the Maturity Date has been extended pursuant to Section 2.9, the Maturity Date as so extended, (ii) the acceleration of the Loans pursuant to Section 10.2.1, or (iii) Borrower's written notice to Agent (pursuant to Section 2.6.1) of Borrower's election to prepay all Loans (the "Termination Date").

          2.2      Authorization to Select Interest Rate Options. Each of Borrower’s Chief Executive Officer, President, Chief Financial Officer, and Treasurer are hereby authorized by Borrower to sign Notices of Interest Rate Selection. Borrower may provide Agent with documentation satisfactory to Agent indicating the names of other officers or employees of Borrower authorized by Borrower to sign Notices of Interest Rate Selection, and Agent and Lenders shall be entitled to rely on such documentation until notified in writing by Borrower of any change(s) of the persons so authorized. Agent shall be entitled to act on the instructions of anyone identifying himself or herself as one of the Persons authorized to execute a Notice of Interest Rate Selection, and Borrower shall be bound thereby in the same manner as if such Person were actually so authorized. Borrower agrees to indemnify, defend and hold Lenders and Agent harmless from and against any and all Liabilities and Costs which may arise or be created by the acceptance of instructions in any Notice of Interest Rate Selection, unless caused by the gross negligence of the Person to be indemnified.

          2.3      Lenders' Accounting. Agent shall maintain a loan account (the "Loan Account") on its books in which shall be recorded (i) the names and addresses of Lenders, and principal amount of Loans owing to each Lender from time to time, and (ii) all advances and repayments of principal and payments of accrued interest under the Loans.

           2.4      Interest on the Loans.

                 2.4.1      Base Rate Loans. Subject to Section 2.4.4, all Base Rate Loans shall bear interest on the average daily unpaid principal amount thereof from the date made until paid in full at a fluctuating rate per annum equal to the Base Rate. Base Rate Loans shall be made in minimum amounts of Four Million Dollars ($4,000,000) or an integral multiple of One Million ($1,000,000) in excess thereof.

                 2.4.2      LIBOR Loans. Subject to Sections 2.4.4 and 2.4.8, all LIBOR Loans shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of LIBOR for such Interest Period plus the Applicable LIBOR Rate Margin. LIBOR Loans shall be in tranches of Four Million Dollars ($4,000,000) or One Million Dollar ($1,000,000) increments in excess thereof. No more than four (4) LIBOR Loan tranches shall be outstanding at any one time, of which no more than two (2) LIBOR Loan tranches with an Interest Period of seven (7) days shall be outstanding at any one time. Notwithstanding anything to the contrary contained herein and subject to the Default Interest provisions contained in Section 2.4.4, if an Event of Default occurs, all LIBOR Loans will convert to Base Rate Loans upon the expiration of the applicable Interest Periods therefor or the date the Loans become due, whichever occurs first.

                 2.4.3      Interest Payments. Subject to Section 2.4.4, interest accrued on the Loans shall be payable by Borrower, in the manner provided in Section 2.6.2, in arrears on the first Business Day of the first calendar month following the Closing Date, the first Business Day of each succeeding calendar month thereafter, and on the Termination Date.

                 2.4.4      Default Interest. Notwithstanding the rates of interest specified in Sections 2.4.1 and 2.4.2 and the payment dates specified in Section 2.4.3, effective immediately upon the occurrence and during the continuance of any Event of Default, the principal balance of the Loans then outstanding and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due shall bear interest payable upon demand at a rate which is four percent (4%) per annum in excess of the interest rate otherwise applicable under Section 2.4.1 or Section 2.4.2 above. All other amounts due Agent or Lenders (whether directly or for reimbursement) under this Agreement or any of the other Loan Documents if not paid when due, or if no time period is expressed, if not paid within thirty (30) days after demand, shall bear interest from and after demand at the rate set forth in this Section 2.4.4.

                 2.4.5      Late Fee. Borrower acknowledges that late payment to Agent will cause Agent and Lenders to incur costs not contemplated by this Agreement. Such costs include, without limitation, processing and accounting charges. Therefore, if Borrower fails timely to pay any sum due and payable hereunder through the Termination Date, unless waived by Agent pursuant to Section 11.11.1 or Requisite Lenders, a late charge of four cents ($.04) for each dollar of any principal payment, interest or other charge due hereon and which is not paid within ten (10) days after such payment is due, shall be charged by Agent (for the benefit of Lenders) and paid by Borrower for the purpose of defraying the expense incident to handling such delinquent payment; provided, however, that no late charges shall be assessed with respect to any period during which Borrower is obligated to pay interest at the rate specified in Section 2.4.4, or in respect of any failure to pay all Obligations on the Termination Date. Borrower and Agent agree that this late charge represents a reasonable sum considering all of the circumstances existing on the date hereof and represents a fair and reasonable estimate of the costs that Agent and Lenders will incur by reason of late payment. Borrower and Agent further agree that proof of actual damages would be costly and inconvenient. Acceptance of any late charge shall not constitute a waiver of the default with respect to the overdue installment, and shall not prevent Agent from exercising any of the other rights available hereunder or any other Loan Document. Such late charge shall be paid without prejudice to any other rights of Agent.

                 2.4.6      Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest or fees accrue and a year of three hundred sixty (360) days. In computing interest on any Loan, the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan. Changes in the Applicable LIBOR Rate Margin shall take effect as of the date on which the condition set forth in the relevant clause of the definition of each such term is satisfied. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lenders as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loans or the other Obligations, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by any Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement and the Notes shall be governed by such new law as of its effective date.

                 2.4.7      Changes; Legal Restrictions. In the event that after the Closing Date (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a court or Governmental Authority or any change in the interpretation or application thereof by a court or Governmental Authority, or (ii) compliance by Agent or any Lender with any request or directive made or issued after the Closing Date from any central bank or other Governmental Authority or quasi-governmental authority:

(a) subjects Agent or any Lender to any tax, duty or other charge of any kind with respect to the Facility, this Agreement or any of the other Loan Documents or the Loans, or changes the basis of taxation of payments to Agent or such Lender of principal, fees, interest or any other amount payable hereunder, except for net income, gross receipts, gross profits or franchise taxes imposed by any jurisdiction and not specifically based upon loan transactions (all such non-excepted taxes, duties and other charges being hereinafter referred to as "Lender Taxes");

(b) imposes, modifies or holds applicable, in the determination of Agent or any Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement (other than a requirement of the type described in Section 2.7) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, Agent or such Lender or any applicable lending office; or

(c) imposes on Agent or any Lender any other condition (other than one described in Section 2.7) materially more burdensome in nature, extent or consequence than those in existence as of the Closing Date, and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing, maintaining or participating in the Loans or to reduce any amount receivable thereunder; then, in any such case, Borrower shall promptly pay to Agent or such Lender, as applicable, upon demand, such amount or amounts (based upon a reasonable allocation thereof by Agent or such Lender to the financing transactions contemplated by this Agreement and affected by this Section 2.4.7) as may be necessary to compensate Agent or such Lender for any such additional cost incurred or reduced amounts received; provided, however, that if the payment of such compensation may not be legally made whether by modification of the applicable interest rate or otherwise, then all affected Loans shall become immediately due and payable by Borrower. Agent or such Lender shall deliver to Borrower and in the case of a delivery by Lender, such Lender shall also deliver to Agent, a written statement of the claimed additional costs incurred or reduced amounts received and the basis therefor as soon as reasonably practicable after such Lender obtains knowledge thereof. If Agent or any Lender subsequently recovers any amount of Lender Taxes previously paid by Borrower pursuant to this Section 2.4.7, whether before or after termination of this Agreement, then, upon receipt of good funds with respect to such recovery, Agent or such Lender will refund such amount to Borrower if no Event of Default or Unmatured Event of Default then exists or, if an Event of Default or Unmatured Event of Default then exists, such amount will be credited to the Obligations in the manner determined by Agent or such Lender.

                 2.4.8      Certain Provisions Regarding LIBOR Loans.

(a) LIBOR Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to Borrower and Agent, be conclusive and binding on the parties hereto) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make or maintain any Loan as a LIBOR Loan, (i) the obligations of such Lenders to make or maintain any Loans as LIBOR Loans shall, upon such determination, forthwith be suspended until such Lender shall notify Agent that the circumstances causing such suspension no longer exist, and (ii) if required by such law or assertion, the LIBOR Loans of such Lender shall automatically convert into Base Rate Loans in which case no LIBOR Prepayment Fee shall be due upon such conversion.

(b) Deposits Unavailable. If Agent shall have determined in good faith that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans, then, upon notice from Agent to Borrower the obligations of all Lenders to make or maintain Loans as LIBOR Loans shall forthwith be suspended until Agent shall notify Borrower that the circumstances causing such suspension no longer exist. Agent will give such notice when it determines, in good faith, that such circumstances no longer exist; provided, however, that Agent shall not have any liability to any Person with respect to any delay in giving such notice.

(c) LIBOR Prepayment Fee. Borrower acknowledges that prepayment or acceleration of a LIBOR Loan during an Interest Period shall result in Lenders incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. (For all purposes of this subparagraph (c), any Loan not being converted or continued as a LIBOR Loan in accordance with the Notice of Interest Rate Selection therefor, as a result of Borrower's cancellation thereof, shall be treated as if such LIBOR Loan had been prepaid.) Therefore, on the date a LIBOR Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise ("Prepayment Date"), Borrower will pay to Agent, for the account of each Lender, (in addition to all other sums then owing), an amount ("LIBOR Prepayment Fee") determined by the Agent as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, shall be subtracted from the interest rate applicable to the LIBOR Loan being prepaid. If the result is zero or a negative number, there shall be no LIBOR Prepayment Fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the prepayment of the LIBOR Loan. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is being made. The resulting amount shall be the LIBOR Prepayment Fee.

(d) Upon the written notice to Borrower from Agent, Borrower shall immediately pay to Agent, for the account of Lenders, the LIBOR Prepayment Fee. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the parties hereto.

(e) Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and a LIBOR Prepayment Fee. Borrower further agrees to pay the LIBOR Prepayment Fee and Lender Taxes, if any, whether or not a Lender elects to purchase, sell and/or match funds.

                 2.4.9      Withholding Tax Exemption. At least five (5) Business Days prior to the first day on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to Agent and Borrower two (2) duly completed copies of United States Internal Revenue Service Form 1001 or Form 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or Form 4224 further undertakes to deliver to Agent and Borrower two (2) additional copies of such form (or any applicable successor form) on or before the date that such form expires (currently, three (3) successive calendar years for Form 1001 and one (1) calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Agent or Borrower, in each case certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes. If any Lender cannot deliver such form, then Borrower may withhold from such payments such amounts as are required by the Internal Revenue Code.

           2.5      Fees. On or before the date hereof Borrower, Agent and Arranger have executed and delivered a certain fee letter relating to the fees to be paid in connection with this Facility (the "Fee Letter"). The fees described in the Fee Letter represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay the fees described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. All fees shall be payable when due in immediately available funds and shall be non-refundable when paid. If Borrower fails to make any payment of fees or expenses specified or referred to in this Agreement due to Agent or Lenders, including without limitation those referred to in this Section 2.5, in Section 12.1, or otherwise under this Agreement or the Fee Letter, when due, the amount due shall bear interest until paid at the Base Rate and, after ten (10) days at the rate specified in Section 2.4.4 (but not to exceed the maximum rate permitted by applicable law), and shall constitute part of the Obligations.

           2.6      Payments.

                 2.6.1      Voluntary Prepayments. Borrower may, upon not less than three (3) Business Days prior written notice to Agent not later than 11:00 A.M. (Eastern time) on the date given, at any time and from time to time, prepay any Loans in whole or in part, provided that any partial prepayments must be in a minimum amount of $10,000,000 and must be in $5,000,000 increments if in excess thereof. Any notice of prepayment given to Agent under this Section 2.6.1 shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of LIBOR Loans, Borrower shall concurrently pay any LIBOR Prepayment Fee payable in respect thereof. Agent shall provide to each Lender a confirming copy of such notice on the same Business Day such notice is received.

                 2.6.2      Manner and Time of Payment. All payments shall be made by Borrower to Agent at Agent's main office or such other place as Agent may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments. All payments of principal, interest and fees hereunder payable to Agent or the Lenders shall be made not later than 11:00 A.M. (Eastern time) on the date due; and funds received by Agent after that time and date shall be deemed to have been paid on the next succeeding Business Day.

                 2.6.3      Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.5, as the case may be.

          2.7      Increased Capital. If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by Agent or any Lender with any guideline or request from any central bank or other Governmental Authority made or issued after the Closing Date affects or would affect the amount of capital required or expected to be maintained by Agent or such Lender or any corporation controlling Agent or such Lender, and Agent or such Lender determines that the amount of such capital is increased by or based upon the existence of Agent's or such Lender's obligations hereunder, then, upon demand by Agent or such Lender, Borrower shall immediately pay to Agent or such Lender, from time to time as specified by Agent or such Lender, additional amounts sufficient to compensate Agent or such Lender in the light of such circumstances, to the extent that Agent or such Lender determines such increase in capital to be allocable to the existence of Agent's or such Lender's obligations hereunder. A certificate as to such amounts submitted to Borrower by Agent or such Lender shall, in the absence of manifest error, be conclusive and binding for all purposes.

          2.8      Notice of Increased Costs. Each Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in Section 2.4.7 or 2.4.8 or Section 2.7, it will notify Borrower, and provide a copy of such notice to Agent, of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender's rights to reimbursement provided for herein.

          2.9      Extension of Maturity Date. Borrower shall have the right to extend the Maturity Date for one (1) additional period of six (6) consecutive months (the "Extension Period"), provided that Borrower strictly complies with all of the following conditions precedent for such Extension Period:

(a) Borrower shall have provided a written notice of its intent to so extend (an "Extension Notice") to Agent at least thirty (30) days prior to the initial Maturity Date; and

(b) There shall be no existing Event of Default on the date the Extension Notice is delivered or on the initial Maturity Date;

ARTICLE III

UNENCUMBERED PROPERTIES AND PORTFOLIO PROPERTIES

           3.1.      Listing of Unencumbered Properties. The Borrower represents and warrants that each of the Properties listed on Schedule 1 will on the Closing Date satisfy all of the conditions set forth in the definition of Unencumbered Property. From time to time during the term of this Agreement additional Properties may become Unencumbered Properties and certain Properties which previously satisfied the conditions set forth in the definition of Unencumbered Property may cease to be Unencumbered Properties by virtue of property dispositions, creation of Liens or other reasons. There shall be attached to each Compliance Certificate delivered pursuant hereto an updated listing of the Unencumbered Properties relied upon by the Borrower in computing the Value of All Unencumbered Properties and the Unencumbered Net Operating Income stated in such Compliance Certificate.

           3.2.      Waivers by Requisite Lenders. If any Property fails to satisfy any of the requirements contained in the definition of Unencumbered Property then the applicable Property may nevertheless be deemed to be Unencumbered Property hereunder if the Requisite Lenders grant the necessary waivers and vote to accept such Property as an Unencumbered Property.

           3.3.      Rejection of Unencumbered Properties. If at any time the Agent determines that any Property listed as an Unencumbered Property by the Borrower does not satisfy all of the requirements of the definition of Unencumbered Property (to the extent not waived by the Requisite Lenders pursuant to Section 3.2) it may reject an Unencumbered Property by notice to the Borrower and if the Agent so requests the Borrower shall revise the applicable Compliance Certificate to reflect the resulting change in the Value of All Unencumbered Properties and the Unencumbered Net Operating Income.

          3.4      Updated Lists of Unencumbered Properties and Portfolio Properties. Schedule 1 contains a list of the Unencumbered Properties and Schedule 1.1 sets forth a list of the Portfolio Properties (other than the Unencumbered Properties) each as of the date hereof. Schedule 1.1 includes a statement of the reason that each Property listed thereon does not qualify as an Unencumbered Property. Promptly upon the acquisition or disposition of any of the Portfolio Properties and promptly upon the creation of any Lien or other event which causes any of the Portfolio Properties which previously qualified as an Unencumbered Property to no longer satisfy the definition of Unencumbered Property, Borrower shall deliver to Agent an updated Schedule 1 and/or Schedule 1.1 and any other information as may be reasonably requested by Agent relating to such change in the list of Unencumbered Properties and/or Portfolio Properties, including a Compliance Certificate.

ARTICLE IV

CONDITIONS TO DISBURSEMENT OF LOANS

          4.1      Conditions to Disbursement of Loans. The obligation of the Lenders to make the disbursement of the Loans on the Closing Date shall be subject to satisfaction of each of the following conditions precedent on or before the Closing Date (provided that the Agent may, in its sole discretion, extend the time for delivery of evidence of qualification and good standing pursuant to paragraphs (f) and (h) of Section 4.1.1 and paragraph (e) of Section 4.1.2 with respect to states other than the state of organization of the applicable entity):

                 4.1.1      Borrower Documents. Borrower shall have executed and/or delivered to Agent each of the following, in form and substance acceptable to Agent:

(a)	this Agreement;

(b)	the Loan Note;

(c)	the Subsidiary Guaranty;

(d)	Certified copy of Borrower's Limited Partnership Agreement, as amended;

(e)	Certified copy of Borrower's Certificate of Limited Partnership from the Delaware Secretary of State;

(f)	Evidence of qualification and good standing of Borrower in Delaware and in each state where Borrower owns or manages any Unencumbered Property;

(g)	Certified copies of the organizational documents of each Guarantor Subsidiary;

(h)	Evidence of qualification and good standing of each Guarantor Subsidiary in the state of its organization and in each state where it owns any Unencumbered Property.

                4.1.2      REIT Documents. The REIT shall have executed and/or delivered to Agent each of the following, in form and substance acceptable to Agent:

(a)	The Guaranty;

(b)	Articles of Incorporation, as amended, of the REIT, as certified by the Secretary of State of Maryland;

(c)	By-laws of the REIT as certified by the Secretary of the REIT;

(d)	Good Standing Certificate for the REIT from the Secretary of State of Maryland;

(e)	Evidence of qualification and good standing of the REIT in each state where Borrower owns or manages any Unencumbered Property;

(f)	Certificate of Secretary regarding corporate resolutions of the REIT, and the incumbency of its officers as certified by the Secretary of the REIT.

                 4.1.3      Compliance Certificate. Borrower shall have delivered to Agent a Compliance Certificate demonstrating compliance with the financial covenants in Article IX on the Closing Date.

                 4.1.4      Material Adverse Changes. No change, as determined by Agent shall have occurred, during the period commencing December 31, 2002, and ending on the Closing Date, which has a Material Adverse Effect on Borrower or the REIT.

                 4.1.5      Litigation Proceedings. There shall not have been instituted or threatened, during the period commencing December 31, 2002, and ending on the Closing Date, any litigation or proceeding in any court or Governmental Authority affecting or threatening to affect Borrower or the REIT which has a Material Adverse Effect, as reasonably determined by Agent.

                 4.1.6      No Event of Default; Satisfaction of Financial Covenants. On the Closing Date, no Event of Default or Unmatured Event of Default shall exist and all of the financial covenants contained in Article IX shall be satisfied.

                 4.1.7      Payments on Closing Date. Agent shall have received certain fees as provided in Section 2.5, and all expenses of Agent incurred prior to such Closing Date in connection with this Agreement (including without limitation all attorneys' fees and costs), shall have been paid by Borrower.

                 4.1.8      Opinion of Counsel. Agent shall have received, on behalf of Agent and Lenders, favorable opinions of counsel for Borrower and the REIT dated as of the Closing Date, in form and substance satisfactory to Agent.

                 4.1.9      Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement, Borrower hereby represents and warrants to Lenders as follows:

          5.1      Borrower Organization; Partnership Powers. Borrower (i) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign limited partnership and in good standing under the laws of each jurisdiction in which Borrower owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect on Borrower, and (iii) has all requisite partnership power and authority to own and operate its property and assets and to conduct its business as presently conducted.

          5.2      Borrower Authority. Borrower has the requisite partnership power and authority to execute, deliver and perform each of the Loan Documents to which it is or will be a party. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly approved by the general partner of Borrower, and no other partnership proceedings or authorizations on the part of Borrower or its general or limited partners are necessary to consummate such transactions. Each of the Loan Documents to which Borrower is a party has been duly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally.

          5.3      REIT Organization; Corporate Powers. The REIT (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction in which Borrower or the REIT owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect on the REIT, and (iii) has all requisite corporate power and authority to own and operate its property and assets, to perform its duties as general partner of Borrower and to conduct its business as presently conducted.

          5.4      REIT Authority. The REIT has the requisite corporate power and authority to execute, deliver and perform the Guaranty and, in its capacity as general partner of the Borrower each of the other Loan Documents. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly approved by the Board of Directors of the REIT, and no other corporate proceedings on the part of the REIT are necessary to consummate such transactions. Each of the Loan Documents to which the REIT is a party has been duly executed and delivered by the REIT and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally.

          5.5      Ownership of Borrower, each Subsidiary and Unconsolidated Affiliate. Schedule 5.5 sets forth the general partners and limited partners (or other holders of ownership interests) of each Subsidiary or Unconsolidated Affiliate and their respective ownership percentages and there are no other partnership (or other ownership) interests outstanding. Schedule 5.5 also classifies the Unconsolidated Affiliates as Eligible Affiliates, Foreign Affiliates, Internet Affiliates or other Unconsolidated Affiliates. Promptly following any material change in the information set forth on Schedule 5.5, Borrower shall deliver to the Agent a notice describing such change. All of the partnership (or other ownership) interests in Borrower and each Unconsolidated Affiliate and all of the stock of each Subsidiary have been issued in compliance with all applicable Requirements of Law.

          5.6      No Conflict. The execution, delivery and performance by Borrower of the Loan Documents to which it is or will be a party, and each of the transactions contemplated thereby, do not and will not (i) conflict with or violate Borrower's limited partnership agreement or certificate of limited partnership or other organizational documents or the REIT’s articles of incorporation, by-laws or other organizational documents, as the case may be, or (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law, Contractual Obligation or Court Order of or binding upon Borrower or the REIT, or (iii) require termination of any Contractual Obligation, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Portfolio Properties or assets of Borrower, other than Permitted Liens or Liens created by the Loan Documents.

          5.7      Consents and Authorizations. Each of Borrower and the REIT has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrower and the REIT to lawfully execute, deliver and perform the Loan Documents.

          5.8      Governmental Regulation. Neither Borrower, the REIT nor any Subsidiary or Unconsolidated Affiliate is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

          5.9      Prior Financials. The December 31, 2002 Consolidated Balance Sheet, Statement of Operations and Statement of Cash Flows of (i) the REIT contained in the REIT's Form 10K and (ii) the Borrower contained in the Borrower's Form 10K (the "December 31, 2002 Financials") delivered to Agent prior to the date hereof were prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition of the REIT on a consolidated basis, at such date and the results of its operations and its cash flows, on a consolidated basis, for the period then ended.

          5.10      Projections and Forecasts. Each of the projections and forecasts delivered to Agent since January 1, 2002 (1) has been prepared by Borrower in light of the past business and performance of Borrower on a consolidated basis and (2) represent as of the date thereof, the reasonable good faith estimates of Borrower's financial personnel.

          5.11      Prior Operating Statements. Each of the consolidating operating statements pertaining to the Portfolio Properties delivered to Agent since January 1, 2002 was prepared in accordance with GAAP in effect on the date such operating statement of each Portfolio Property was prepared and fairly presents the results of operations of such Portfolio Property for the period then ended.

          5.12      Rent Rolls. The Rent Rolls for the Portfolio Properties as of December 31, 2002 previously delivered to the Agent (i) have been prepared in accordance with the books and records of the Portfolio Properties, and (ii) fairly present the leasing status of the Portfolio Properties as of the date thereof. Since the date of said Rent Rolls there has been no substantial adverse change to the leasing status of the Portfolio Properties.

           5.13      Litigation; Adverse Effects.

(a) There is no action, suit, Proceeding, governmental investigation or arbitration, at law or in equity, or before or by any Governmental Authority, pending or, to the best of Borrower's knowledge, threatened against Borrower, the REIT or any Portfolio Property, which, if adversely determined, would (i) result in a Material Adverse Effect on Borrower or the REIT, (ii) materially and adversely affect the ability of any party to any of the Loan Documents to perform its obligations thereunder, or (iii) materially and adversely affect the ability of Borrower to perform its obligations contemplated in the Loan Documents.

(b) Neither Borrower nor the REIT is (i) in violation of any applicable law, which violation has a Material Adverse Effect on Borrower or the REIT, or (ii) in default with respect to any Court Order.

          5.14      No Material Adverse Change. Since December 31, 2002, there has occurred no event which has a Material Adverse Effect on Borrower or the REIT, and no material adverse change in Borrower's ability to perform its obligations under the Loan Documents to which it is a party or the transactions contemplated thereby.

          5.15      Payment of Taxes. All material tax returns and reports to be filed by Borrower and the REIT have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable (other than real property taxes, which may be paid prior to delinquency so long as no penalty or interest shall attach thereto), except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect on Borrower or the REIT. Borrower has no knowledge of any proposed tax assessment against Borrower or the REIT that will have a Material Adverse Effect on Borrower or the REIT.

          5.16      Material Adverse Agreements. Neither the Borrower nor the REIT is a party to or subject to any Contractual Obligation or other restriction contained in the Borrower’s limited partnership agreement or certificate of limited partnership, the REIT’s Articles of Incorporation or bylaws or similar governing documents which has a Material Adverse Effect on Borrower or the ability of Borrower to perform its obligations under the Loan Documents.

          5.17      Performance. Neither Borrower nor the REIT is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation in each case, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect on Borrower or the REIT.

          5.18      Federal Reserve Regulations. No part of the proceeds of the Loans hereunder will be used to purchase or carry any "margin security" as defined in Regulation T or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulation T. Neither Borrower nor the REIT is engaged primarily in the business of extending credit for the purpose of purchasing or carrying any "margin stock" as defined in Regulation U. No part of the proceeds of the Loans hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X or any other regulation of the Federal Reserve Board.

          5.19      Unsecured Term Notes. The Unsecured Term Notes were issued in compliance with all applicable Requirements of Law and there is no existing "Event of Default" as defined in the Unsecured Term Note Indenture.

          5.20      Requirements of Law. Borrower and the REIT are in compliance with all Requirements of Law (including without limitation the Securities Act and the Securities Exchange Act, and the applicable rules and regulations thereunder, state securities law and "Blue Sky" laws) applicable to it and its respective businesses, in each case, where the failure to so comply will have a Material Adverse Effect on any such Person. The REIT has made all filings with and obtained all consents of the Commission required under the Securities Act and the Securities Exchange Act in connection with the execution, delivery and performance by the REIT of the Loan Documents, except that this Term Loan Agreement will be filed with the Commission after the closing date.

          5.21      Patents, Trademarks, Permits, Etc. Borrower and the REIT own, are licensed or otherwise have the lawful right to use, or have all permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of each such Person's business as currently conducted, the absence of which would have a Material Adverse Effect upon such Person. The use of such permits and other governmental approvals, patents, trademarks, trade names, copyrights, technology, know-how and processes by each such Person does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of any such Person which would have a Material Adverse Effect on any such Person.

          5.22      Environmental Matters. Except as set forth on Schedule 5.22, to the best of Borrower's knowledge, (i) the operations of Borrower and its Subsidiaries and Unconsolidated Affiliates comply in all material respects with all applicable local, state and federal environmental, health and safety Requirements of Law ("Environmental Laws"); (ii) none of the Portfolio Properties are subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment in violation of any Environmental Laws; (iii) neither Borrower, the REIT nor any Unconsolidated Affiliate or Subsidiary has filed any notice under applicable Environmental Laws reporting a Release of a Contaminant into the environment in violation of any Environmental Laws, except as the same may have been heretofore remedied; (iv) there is not now on or in any of the Portfolio Properties (except in compliance in all material respects with all applicable Environmental Laws): (A) any underground storage tanks, (B) any asbestos-containing material, or (C) any polychlorinated biphenyls (PCB's) used in hydraulic oils, electrical transformers or other equipment owned by such Person; and (v) neither Borrower, the REIT nor any Unconsolidated Affiliate or Subsidiary has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment.

          5.23      Unencumbered Properties. Each of the Properties listed on Schedule 1 (i) qualifies as an Unencumbered Property and (ii) is free of any material defects in the roof, foundation, structural elements and masonry walls of the buildings thereon or their hvac, electrical, sprinkler or plumbing systems.

          5.24      Solvency. Borrower is and will be Solvent after giving effect to the disbursements of the Loans and the payment and accrual of all fees then payable.

          5.25      Title to Assets; No Liens. Borrower has good, indefeasible and merchantable title to all Properties owned or leased by it, and each of the Unencumbered Properties is free and clear of all Liens, except Permitted Liens.

          5.26      Use of Proceeds. Borrower's use of the proceeds of the Loans are, and will continue to be, legal and proper uses (and to the extent necessary, duly authorized by Borrower's partners) and such uses are consistent with all applicable laws and statutes and Section 7.9.

          5.27      REIT Capitalization. All of the capital stock of the REIT has been issued in compliance with all applicable Requirements of Law.

          5.28      ERISA. Neither the REIT nor any ERISA Affiliate thereof (including, for all purposes under this Section 5.28, Borrower) has in the past five (5) years maintained or contributed to or currently maintains or contributes to any Benefit Plan. No Unconsolidated Affiliate has or is likely to incur any liability with respect to any Benefit Plan maintained or contributed to by such Unconsolidated Affiliate or its ERISA Affiliates, which would have a Material Adverse Effect on Borrower. Neither the REIT nor any ERISA Affiliate thereof has during the past five (5) years maintained or contributed to or currently maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to retirees. Neither the REIT nor any ERISA Affiliate thereof is now contributing nor has it ever contributed to or been obligated to contribute to any Multiemployer Plan, no employees or former employees of the REIT, or such ERISA Affiliate have been covered by any Multiemployer Plan in respect of their employment by the REIT, and no ERISA Affiliate of the REIT has or is likely to incur any withdrawal liability with respect to any Multiemployer Plan which would have a Material Adverse Effect on the REIT.

          5.29      Status as a REIT. The REIT (i) is a real estate investment trust as defined in Section 856 of the Internal Revenue Code (or any successor provision thereto), (ii) has not revoked its election to be a real estate investment trust, (iii) has not engaged in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Internal Revenue Code (or any successor provision thereto), and (iv) for its current "tax year" (as defined in the Internal Revenue Code) is and for all prior tax years subsequent to its election to be a real estate investment trust has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code.

          5.30      Ownership. The REIT does not own or have any interest in any other Person, other than its general partnership interests in Borrower and in the ATC Partnership and its interest as a Member of Chelsea GCA Realty LLC and S/C Orlando Development LLC.

          5.31      NYSE Listing. The common stock of the REIT is and will continue to be listed for trading on either the New York Stock Exchange or the American Stock Exchange.

          5.32      Current Construction Projects. Schedule 5.32 sets forth a description of all of the Current Construction Projects and all of the Construction Projects presently planned for 2003 including with respect to each project: its location, gross leasable area, total budgeted cost, construction commencement date and expected Rent Stabilization Date which information shall be deemed to be updated to reflect information set forth in Compliance Certificates delivered to Agent.

ARTICLE VI

REPORTING COVENANTS

          Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, and termination of this Agreement:

          6.1      Financial Statements and Other Financial and Operating Information. Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of quarterly and annual financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared on a consolidated basis for the REIT and for the Borrower from such system and records. Borrower shall deliver or cause to be delivered to Agent (with copies sufficient for each Lender):

                 6.1.1       Rent Rolls. As soon as practicable following the request from any Lender, rent rolls (on Borrower's detailed form of rent roll) for each Portfolio Property (to the extent so requested) dated as of the last day of the most recently completed Fiscal Quarter, in form and substance satisfactory to Agent, certified by the REIT's chief executive officer, president, chief financial officer, or treasurer. Copies of the rent rolls will be provided only to those Lenders which expressly request copies thereof.

                 6.1.2       Quarterly Financial Statements Certified by Officer. As soon as practicable, and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters, consolidated balance sheets, statements of operations and statements of cash flow for the REIT and the Borrower, which may be in the form provided to the Commission on the REIT's Form 10Q and the Borrower’s Form 10Q (unless the Borrower is not required to file a Form 10Q), and certified by the REIT's chief executive officer, president, chief financial officer, or treasurer.

                 6.1.3       Annual Financial Statements. Within ninety (90) days after the close of each Fiscal Year, annual Financial Statements of the REIT and of the Borrower, on a consolidated basis (in the form provided to the Commission on the REIT's Form 10K and the Borrower's Form 10K), audited and certified without qualification by the Accountants provided, however, that at such time as the Borrower is no longer required to file a Form 10K with the Commission, Borrower may deliver only the REIT's audited Financial Statement accompanied by a letter from the Accountants stating that with the exception of the minority interest line there is no material difference between the Financial Statements of Borrower and such audited Financial Statements of the REIT. To the extent Agent desires additional details or supporting information with respect to Unconsolidated Affiliates or individual Portfolio Properties not contained in the REIT’s or Borrower's Form 10K, Borrower shall provide Agent with such details or supporting information as Agent requests which is reasonably available to Borrower.

                 6.1.4       Officer's Certificate. (i) Together with each delivery of any Financial Statement pursuant to Sections 6.1.2 and 6.1.3, (A) an Officer's Certificate of the REIT stating that each of the Financial Statements delivered to Agent therewith (i) has been prepared in accordance with the books and records of the REIT and Borrower on a consolidated basis, and (ii) fairly presents the financial condition of the REIT and Borrower on a consolidated basis, at the dates thereof (and, if applicable, subject to normal year-end adjustments) and the results of its operations and cash flows, on a consolidated basis, for the period then ended; (B) an Officer's Certificate of the REIT, stating that the executive officer who is the signatory thereto (which officer shall be the chief executive officer, the chief operating officer, the chief financial officer, any senior vice president or the treasurer of the REIT) has reviewed, or caused under his supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his supervision, a review in reasonable detail of the transactions and condition of Borrower and the REIT, during the accounting period covered by such Financial Statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as of the date of the Officer's Certificate, of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto; and (C) a Compliance Certificate demonstrating in reasonable detail (which detail shall include actual calculation and supporting information) compliance during and at the end of such accounting periods with the financial covenants contained in Article IX.

                 6.1.5       Borrowing Projections. At least ten (10) days prior to the end of each Fiscal Year, projections of Borrower, on a consolidated basis, detailing expected borrowing and repayment of loans under the Revolving Facility for the following Fiscal Year together with an Officer's Certificate of the REIT stating that such projections (1) have been prepared by Borrower in light of the past business and performance of Borrower on a consolidated basis and (2) represent, as of the date thereof, the reasonable good faith estimates of Borrower's financial personnel. Borrower shall also provide such additional supporting details as Agent may reasonably request.

                 6.1.6       Compliance with Unencumbered Property Requirements. Promptly upon becoming aware of any condition or event which causes any of the Properties listed as Unencumbered Properties on the most recent Compliance Certificate to no longer comply with the requirements set forth in the definition of Unencumbered Properties, an Officer’s Certificate specifying the relevant information and a revised Compliance Certificate.

                 6.1.7       Knowledge of Event of Default. Promptly upon Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or becoming aware that any Lender has given notice or taken any other action with respect to a claimed Event of Default or Unmatured Event of Default or (ii) of any condition or event which has a Material Adverse Effect on Borrower or the REIT, an Officer's Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Lender and the nature of such claimed Event of Default, Unmatured Event of Default, event or condition, and what action Borrower and/or the REIT has taken, is taking and proposes to take with respect thereto.

                 6.1.8       Litigation, Arbitration or Government Investigation. Promptly upon Borrower or the REIT obtaining knowledge of (i) the institution of, or threat of, any material action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or the REIT not previously disclosed in writing by Borrower to Agent pursuant to this Section 6.1.8, or (ii) any material development in any action, suit, proceeding, governmental investigation or arbitration already disclosed, which, in either case, has a Material Adverse Effect on Borrower or the REIT, a notice thereof to Agent and such other information as may be reasonably available to it to enable Agent, Lenders and their counsel to evaluate such matters.

                 6.1.9       Establishment of Benefit Plan and Increase in Contributions to the Benefit Plan. Not less than ten (10) days prior to the effective date thereof, a notice to Agent of the establishment of a Benefit Plan (or the incurrence of any obligation to contribute to a Multiemployer Plan) by Borrower, the REIT or any ERISA Affiliate. Within thirty (30) days after the first to occur of an amendment of any then existing Benefit Plan of Borrower, the REIT or any ERISA Affiliate which will result in an increase in the benefits under such Benefit Plan or a notification of any such increase, or the establishment of any new Benefit Plan by Borrower, the REIT or any ERISA Affiliate or the commencement of contributions to any Benefit Plan to which Borrower, the REIT or any ERISA Affiliate was not previously contributing, a copy of said amendment, notification or Benefit Plan. For so long as any such Benefit Plan exists, prompt notice of any Termination Event, prohibited transaction, funding waiver request, unfavorable determination letter or withdrawal liability under a Multiemployer Plan.

                 6.1.10       Failure of the REIT to Qualify as Real Estate Investment Trust. Promptly upon, and in any event within forty-eight (48) hours after Borrower first has actual knowledge of (i) the REIT failing to continue to qualify as a real estate investment trust as defined in Section 856 of the Internal Revenue Code (or any successor provision thereof), (ii) any act by the REIT causing its election to be taxed as a real estate investment trust to be terminated, (iii) any act causing the REIT to be subject to the taxes imposed by Section 857(b)(6) of the Internal Revenue Code (or any successor provision thereto), or (iv) the REIT failing to be entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code, a notice of any such occurrence or circumstance.

                 6.1.11       Asset Acquisitions and Dispositions, Indebtedness, Etc. Without limiting Article VIII or any other restriction in the Loan Documents, and in all events not later than the same Business Day on which there is public disclosure of any material Investments (other than in Cash Equivalents), acquisitions, dispositions, disposals, divestitures or similar transactions involving Property, the creation of Liens on any of the Portfolio Properties, other than Non-Retail Properties, the execution of any long term leases of real estate in which the Borrower or its Subsidiary is the lessee, the raising of additional equity or the incurring or repayment of material Indebtedness, by or with Borrower, any Unconsolidated Affiliate or Subsidiary or the REIT, telephonic or facsimile notice thereof to David Hoagland or such other person(s) as Agent may designate from time to time, and, if requested by Agent, promptly upon consummation of such transaction, a Compliance Certificate demonstrating in reasonable detail (which detail shall include actual calculations) compliance, after giving effect to such proposed transaction(s), with the covenants contained in Article IX.

                 6.1.12       Other Information. Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession of the REIT or Borrower with respect to (i) the Portfolio Properties, (ii) any material change in the REIT's investment, finance or operating policies, or (iii) Borrower's or the REIT's business, condition (financial or otherwise), operations, performance, properties or prospects as Agent may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports, leasing status reports, tenant sales reports (to the extent available), note payable summaries, equity funding requirements, contingent liability summaries, line of credit summaries, tenant improvement allowance summaries, note receivable summaries, schedules of outstanding letters of credit, summaries of cash and Cash Equivalents, projections of management and leasing fees and overhead budgets. Provided that Agent gives Borrower reasonable prior notice and an opportunity to participate, Borrower hereby authorizes Agent to communicate with the Accountants and authorizes the Accountants to disclose to Agent any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such Accountants may have with respect to Borrower's or the REIT's condition (financial or otherwise), operations, properties, performance and prospects. At Agent's request, Borrower shall deliver a letter addressed to the Accountants instructing them to disclose such information in compliance with this Section 6.1.12.

                 6.1.13       Press Releases; SEC Filings and Financial Statements. Telephonic or telecopy notice to Agent concurrent with or prior to issuance of any material press release concerning the REIT or Borrower and, as soon as practicable after filing with the Commission, all reports and notices, proxy statements, registration statements and prospectuses of the REIT. All materials sent or made available generally by the REIT to the holders of its publicly-held Securities or to a trustee under any indenture or filed with the Commission, including all periodic reports required to be filed with the Commission, will be delivered to Agent and Lenders as soon as available.

                 6.1.14       Accountant Reports. Copies of all reports prepared by the Accountants and submitted to Borrower or the REIT in connection with each annual, interim or special audit or review of the financial statements or practices of Borrower or the REIT, including the comment letter submitted by the Accountants in connection with their annual audit.

                 6.1.15       Termination or Modification of Earthquake Coverage. Promptly upon, and in any event within thirty (30) days after Borrower first has knowledge of the termination or modification (with respect to the amount of either the coverage provided or the applicable deductible) of the coverage provided by the blanket property insurance rider regarding earthquake insurance for Portfolio Properties located in "Zone 1" maintained by Borrower as of the date of this Agreement, a notice of such termination or modification.

                 6.1.16       Deliveries to the Agent. For so long as Wachovia is both a Lender under the Revolving Credit Agreement and the Agent hereunder, it may consider any item delivered to it as a Lender pursuant to the Revolving Credit Agreement to also constitute a delivery to it as Agent and/or as Lender hereunder, provided that Agent may also require that separate or duplicate documents be delivered hereunder.

          6.2      Environmental Notices. Borrower shall notify Agent, in writing, as soon as practicable, and in any event within ten (10) days after Borrower's or the REIT's learning thereof, of any: (i) written notice or claim to the effect that Borrower or the REIT is or may be liable to any Person as a result of any material Release or threatened Release of any Contaminant into the environment; (ii) written notice that Borrower or the REIT is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (iii) written notice that any Portfolio Property is subject to an Environmental Lien; (iv) written notice that Borrower, any Subsidiary or Unconsolidated Affiliate or the REIT has received a notice of violation of any Environmental Laws by Borrower, any Subsidiary or Unconsolidated Affiliate or the REIT; (v) commencement or written threat of any judicial or administrative proceeding alleging a violation of any Environmental Laws; (vi) written notice from a Governmental Authority of any changes to any existing Environmental Laws that will have a Material Adverse Effect on the operations of Borrower or the REIT; or (vii) any proposed acquisition of stock, assets, real estate or leasing of property, or any other action by Borrower that, to the best of Borrower's knowledge, could subject Borrower, any Subsidiary or Unconsolidated Affiliate or the REIT to environmental, health or safety Liabilities and Costs that will have a Material Adverse Effect on Borrower or the REIT.

          6.3      Confidentiality. Confidential Information obtained by Agent or Lenders pursuant to this Agreement or in connection with the Facility shall not be disseminated by Agent or Lenders and shall not be disclosed to third parties except to regulators, taxing authorities and other governmental agencies having jurisdiction over Agent or such Lender or otherwise in response to Requirements of Law, to their respective auditors and legal counsel and in connection with regulatory, administrative and judicial proceedings as necessary or relevant including enforcement proceedings relating to the Loan Documents, and to any prospective assignee of or participant in a Lender's interest under this Agreement or any prospective purchaser of the assets or a controlling interest in any Lender, provided that such prospective assignee, participant or purchaser first agrees to be bound by the provisions of this Section 6.3. For purposes hereof, "Confidential Information" shall mean all nonpublic information obtained by Agent or Lenders, unless and until such information becomes publicly known, other than as a result of unauthorized disclosure by Agent or Lenders of such information.

ARTICLE VII

AFFIRMATIVE COVENANTS

          Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, and termination of this Agreement:

           7.1      Existence. Each of Borrower and the REIT shall at all times maintain its existence and preserve and keep in full force and effect its rights and franchises. Borrower shall remain a Delaware limited partnership with the REIT as its sole general partner.

           7.2      Qualification, Name. Each of Borrower and the REIT shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify would not have a Material Adverse Effect on Borrower. Borrower will transact business solely in its own name or in the commonly known name of one of the Portfolio Properties.

           7.3      Compliance with Laws, Etc. Each of Borrower and REIT shall (i) comply with all Requirements of Law, and all restrictive covenants affecting it or its properties, performance, prospects, assets or operations, and (ii) obtain as needed all Permits necessary for its operations and maintain such in good standing, except where the failure to do so will not have a Material Adverse Effect on Borrower.

           7.4      Payment of Taxes and Claims. Each of Borrower and the REIT shall pay (i) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (ii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien other than a judgment lien upon any of Borrower's properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto, provided, however that the payment of such taxes, assessments, charges and claims may be deferred so long as the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if Borrower shall have set aside in its books adequate reserves specifically with respect thereto, but Borrower shall pay such matters prior to the foreclosure of a Lien which may have attached as security therefor.

           7.5      Maintenance of Properties; Insurance. Borrower shall maintain in good repair, working order and condition, excepting ordinary wear and tear, all of the Portfolio Properties and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower shall maintain commercially reasonable and appropriate amounts of "all risk" property and liability insurance, which insurance shall include in any event:

(a) with respect to each Property: (i) property and casualty insurance (including coverage for flood and water damage for any Portfolio Property located within a 100-year flood plain) in an amount not less than the replacement costs of the improvements thereon (subject to reasonable deductibles and, in the case of flood insurance, subject to the maximum coverages available under the National Flood Insurance Program), and (ii) loss of rental insurance income in an amount not less than one year's gross revenues of such Portfolio Property; and

(b) comprehensive general liability insurance in an amount not less than $20,000,000 per occurrence, including all insurance pursuant to umbrella and excess liability policies.

At the request of Agent, Borrower shall provide evidence of insurance, including certificates of insurance and binders.

           7.6      Inspection of Property; Books and Records; Discussions. Borrower shall permit, and shall cause the REIT and each Subsidiary or Unconsolidated Affiliate to permit, any authorized representative(s) designated by any Lender to visit and inspect any of its properties, to inspect financial and accounting records and leases, and to make copies and take extracts therefrom, all at such times after reasonable advance notice during normal business hours and as often as any Lender may reasonably request. In connection therewith, Borrower shall pay all expenses of the Agent (but not of the other Lenders) of the types described in Section 12.1 subject to the limitation that prior to an Event of Default the Borrower shall not be required to reimburse expenses for inspections of Properties made more frequently than annually. Borrower will keep proper books of record and account in which entries, in conformity with GAAP and as otherwise required by this Agreement and applicable Requirements of Law, shall be made of all dealings and transactions in relation to its businesses and activities and as otherwise required under Section 6.1.

           7.7      Maintenance of Permits, Etc. Each of Borrower and the REIT will maintain in full force and effect all Permits, franchises, patents, trademarks, trade names, copyrights, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have a Material Adverse Effect on Borrower; and notify Agent in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any material Permit, patent, trademark, trade name, copyright, governmental approval, franchise authorization or right.

           7.8      Conduct of Business. Subject to the limits on Permitted Investments pursuant to Section 9.10, and Investments in cash and Cash Equivalents, Borrower shall engage only in the business of direct or indirect ownership, operation, development, redevelopment and management of real estate and businesses or activities which are substantially similar, related or incidental thereto.

           7.9      Use of Proceeds. Borrower shall use the proceeds of the Loans to acquire Other Retail Centers located in Las Vegas, Nevada and Lakeland, Tennessee, with the balance to be used for general corporate purposes.

           7.10      Securities Law Compliance. Each of the Borrower and the REIT shall comply in all material respects with all rules and regulations of the Commission and file all reports required by the Commission relating to the Borrower’s or the REIT's publicly-held Securities.

           7.11      Continued Status as a REIT; Prohibited Transactions. The REIT (i) will continue to be a real estate investment trust as defined in Section 856 of the Internal Revenue Code (or any successor provision thereto), (ii) will not revoke its election to be a real estate investment trust, (iii) will not engage in any "prohibited transactions" as defined in Section 856(b)(6)(iii) of the Internal Revenue Code (or any successor provision thereto), and (iv) will continue to be entitled to a dividend paid deduction meeting the requirements of Section 857 of the Internal Revenue Code.

           7.12      NYSE Listed Company. The common stock of the REIT shall at all times be listed for trading on the New York Stock Exchange or the American Stock Exchange.

           7.13      Property Management. All Portfolio Properties (other than Non-Retail Properties) in which the direct or indirect ownership interest of Borrower exceeds fifty percent (50%) shall be directly managed by Borrower or an Affiliate of Borrower.

           7.14      Interest Rate Contracts. At all times when LIBOR for 30 day Interest Periods has, for 30 consecutive days, exceeded eight and one-quarter percent (8.25%), to the extent that the aggregate amount of variable interest rate Indebtedness of Borrower (including the Facility and the Revolving Facility) then outstanding exceeds forty percent (40%) of all outstanding Indebtedness of Borrower, Borrower shall maintain in effect Interest Rate Contracts which are satisfactory to the Agent. In determining whether such Interest Rate Contracts are satisfactory, the Agent shall not require that the terms thereof extend beyond the Termination Date.

ARTICLE VIII

NEGATIVE COVENANTS

          Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, and termination of this Agreement:

           8.1      Restrictions on Fundamental Changes. Neither Borrower nor the REIT shall, without the prior written consent of the Requisite Lenders:

(a) Liquidate, wind-up or dissolve (or suffer any liquidation or dissolution);

(b) Change its Fiscal Year;

(c) Enter into any merger or consolidation in which any entity other than the Borrower or the REIT is the surviving entity or which results in the management of Borrower or the REIT by persons other than the Executive Officers, other than as permitted in Section 8.8;

(d) Enter into any merger, consolidation, acquisition, joint venture or disposition which has the effect of changing Adjusted Asset Value by more than 35% of the Adjusted Asset Value (as most recently computed prior to such transaction); or

(e) Enter into any merger or consolidation which has the effect of changing Adjusted Asset Value by more than 5% (but not more than 35%) of the Adjusted Asset Value (as most recently computed prior to such transaction) unless prior to the completion of such transaction the Borrower shall provide the Agent with a notice describing the terms of such transaction and a Compliance Certificate with updated calculations reflecting such transaction and showing that no financial covenants will be violated as a result thereof.

           8.2      ERISA. Neither the Borrower nor the REIT shall permit any ERISA Affiliates to do any of the following to the extent that such act or failure to act would result in the aggregate, after taking into account any other such acts or failure to act, in a Material Adverse Effect on Borrower or the REIT:

(a) Engage, or knowingly permit an ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Internal Revenue Code which is not exempt under Section 407 or 408 of ERISA or Section 4975(d) of the Internal Revenue Code for which a class exemption is not available or a private exemption has not been previously obtained from the DOL;

(b) Permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

(c) Fail, or permit an ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Plan if such failure could result in the imposition of a Lien or otherwise would have a Material Adverse Effect on Borrower or the REIT;

(d) Terminate, or permit an ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of Borrower or an ERISA Affiliate under Title IV of ERISA or the REIT; or

(e) Fail, or permit any ERISA Affiliate to fail, to pay any required installment under section (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment, if such failure could result in the imposition of a Lien or otherwise would have a Material Adverse Effect on Borrower or the REIT.

          8.3      Amendment of Constituent Documents. Except for any such amendment that is required (i) under any Requirement of Law imposed by any Governmental Authority or (ii) in order to maintain compliance with Section 7.11: (1) the Borrower shall not amend its partnership agreement (including, without limitation, as to the admission of any new partner, directly or indirectly), and (2) the REIT shall not amend its articles of incorporation or by-laws; in any such case, except amendments which do not materially affect the ability of the Borrower or the REIT to perform its obligations under the Loan Documents or other amendments which have received the prior written consent of the Agent.

          8.4      Margin Regulations. No portion of the proceeds of any Loans shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation T, U or X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act.

           8.5      With Respect to the REIT:

                 8.5.1      The REIT shall not own any material assets (other than its interest in the ATC Partnership, Chelsea GCA Realty, LLC and S/C Orlando Development LLC) or engage in any line of business other than owning partnership interests in Borrower.

                 8.5.2       The REIT shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except the Obligations and other Borrower Debt.

                 8.5.3       The REIT shall not directly or indirectly create, incur, assume or permit to exist any Lien (other than Permitted Liens) on or with respect to any of its Property or assets.

                 8.5.4       The REIT will not directly or indirectly convey, sell, transfer, assign, pledge or otherwise encumber or dispose of any of its partnership interests in Borrower so as to reduce its interest in Borrower to less than 60%.

          8.6      Restrictions on Indebtedness. Except with the prior written consent of Requisite Lenders, the Borrower will not create, incur, assume, guarantee or become or remain liable, contingently or otherwise, with respect to any Indebtedness described in any one or more of the following paragraphs:

(a) Indebtedness that creates a violation of Sections 9.4, 9.5, 9.6 or 9.7;

(b) Indebtedness that, when counted as an Investment pursuant to clause (iii) of the definition of Investment, creates a violation of Section 9.10;

(c) Indebtedness that is prohibited by the terms of the Unsecured Term Notes; or

(d) If the terms of such Indebtedness include financial covenants, such covenants are determined by the Agent, in its sole discretion, to be more stringent than the covenants set forth in Article IX.

          8.7       Construction Projects. Borrower shall not commence construction of any Construction Project if the addition of the budgeted project costs for such project to the CIP Budget Amount would result in a violation of Section 9.10.

          8.8      Discontinuity in Management. In the event that during any period of twelve (12) consecutive months any three of the five Executive Officers shall cease to be active on a full time, continuous basis in the senior management of Borrower and the REIT ("Discontinuity in Management"), Borrower shall have up to one hundred eighty (180) days to obtain the approval of Requisite Lenders to additional executives, such that the remaining and new management executives, as a group, have substantial and sufficient knowledge, experience and capabilities in the management of a publicly-held company engaged in the operation of a multi-asset real estate business of the type engaged in by Borrower. In the event Borrower shall fail to obtain approval of Requisite Lenders as aforesaid within said 180-day period, then Borrower shall, at the election and upon the demand of Requisite Lenders, pay in full all Obligations under the Loan Documents not later than sixty (60) days after the end of such 180-day period. Any Lender which abstains or otherwise fails to respond to any request by Borrower for approval under this Section 8.8 within ten (10) Business Days shall be counted among the Requisite Lenders approving the proposed additional executives.

ARTICLE IX

FINANCIAL COVENANTS

          Borrower covenants and agrees that, on and after the date of this Agreement and until payment in full of all the Obligations and the termination of this Agreement:

           9.1.      Value of All Unencumbered Properties. The Borrower will not at any time permit the Value of All Unencumbered Properties to be less than one hundred seventy five percent (175%) of the outstanding balance of Unsecured Indebtedness.

           9.2.      Minimum Debt Service Coverage. The Borrower will not at any time permit the outstanding principal amount of the Unsecured Indebtedness to exceed an amount such that: (a) the Unencumbered Net Operating Income, divided by (b) Pro Forma Unsecured Debt Service Charges would be less than 1.5 for any Fiscal Quarter.

          9.3      Minimum Fair Market Net Worth. Borrower will maintain a Fair Market Net Worth of not less than Four Hundred Thirty-One Million Dollars ($431,000,000) plus seventy-five percent (75%) of Net Offering Proceeds received by Borrower after July 31, 2002.

          9.4      Total Liabilities to Adjusted Asset Value Ratio. Borrower will not at any time permit its Total Liabilities to exceed fifty-five percent (55%) of Adjusted Asset Value.

           9.5      Maximum Secured Borrower Debt. The Secured Borrower Debt shall not exceed thirty-five percent (35%) of Adjusted Asset Value.

           9.6      Operating Cash Flow to Debt Service Ratio. The ratio of Operating Cash Flow to Debt Service shall not be less than 2.0:1 for any Fiscal Quarter.

           9.7      EBITDA to Fixed Charges Ratio. The ratio of EBITDA to Fixed Charges shall not be less than 1.75:1 for any Fiscal Quarter.

           9.8      Aggregate Occupancy Rate. The Aggregate Occupancy Rate of the Unencumbered Properties shall not be less than ninety percent (90%).

           9.9      Distributions.

                 9.9.1      Subject to Section 9.9.2, aggregate distributions to common shareholders of the REIT and all partners of Borrower holding common units other than the REIT shall not exceed the lesser of (i) ninety percent (90%) of Funds From Operations for any Fiscal Year or (ii) one hundred percent (100%) of Funds From Operations for more than two (2) consecutive Fiscal Quarters. For purposes of this Section 9.9, the term "distributions" shall mean and include all dividends and other distributions to, and the repurchase of stock or partnership interests from, the holder of any equity interests in Borrower or the REIT.

           9.9.2      Aggregate distributions during the continuance of any Event of Default shall not exceed the lesser of (i) the aggregate amount permitted to be made during the continuance thereof under Section 9.9.1, and (ii) the minimum amount that the REIT must distribute to its shareholders in order to maintain compliance with Section 7.11. If the Loans are not paid in full on the Termination Date, no distributions shall be made thereafter except to the extent expressly authorized in advance by Agent.

          9.10      Permitted Investments. In addition to Investments in cash and Cash Equivalents, Premium Centers and Other Retail Centers, Borrower may make Permitted Investments, so long as (i) the aggregate amount of all Permitted Investments does not exceed, at any time, thirty percent (30%) of Adjusted Asset Value, and (ii) the aggregate amount of each of the following categories of Permitted Investments does not exceed the specified percentage of Adjusted Asset Value, in each case as of the date made:

Permitted Investment Development (measured by the CIP Budget Amount): Foreign Investments: Internet Investments:	Maximum Percentage of Adjusted Asset Value 15% 15% 10%

          9.11      Repurchase of Equity Interests . The aggregate payments to repurchase, redeem or retire any common or preferred shares of the REIT, any common or preferred partnership units of Borrower or any other type of equity interests in Borrower or the REIT shall not exceed One Hundred Million Dollars ($100,000,000) during any Fiscal Year and no such payments shall be made during the continuance of any Event of Default.

          9.12      Calculation. Each of the foregoing ratios and financial requirements shall be calculated as of the last day of each Fiscal Quarter, provided, however that each of the foregoing ratios and financial requirements which is affected by an increase in the outstanding balance of the Indebtedness under the Revolving Facility or by the sale or encumbrance of a Portfolio Property shall also be recalculated as of the time of such event. For purposes of determining compliance with Section 9.6, the period covered thereby shall be the immediately preceding Fiscal Quarter.

ARTICLE X

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

           10.1      Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

                 10.1.1      Failure to Make Payments When Due. Borrower shall fail to pay (i) any amount due on the Termination Date, (ii) any principal when due, or (iii) any interest on any Loan, or any fee or other amount payable under any Loan Documents, within five (5) days after the same becomes due.

                 10.1.2      REIT and Financial Covenants. Borrower or the REIT shall breach any covenant set forth in Section 7.11 or in Article IX (excluding Section 9.8).

                 10.1.3      Aggregate Occupancy Rate. Borrower shall fail to satisfy the financial covenant regarding the Aggregate Occupancy Rate set forth in Section 9.8 and such failure shall continue for sixty (60) days.

                 10.1.4      Other Defaults. Borrower or the REIT shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on Borrower or the REIT under this Agreement or under any of the other Loan Documents (other than as described in any other provision of this Section 10.1), and with respect to agreements, covenants or obligations for which no time period for performance is otherwise provided, such failure shall continue for fifteen (15) days after Borrower or the REIT knew of such failure (or such lesser period of time as is mandated by applicable Requirements of Law); provided, however, if such failure is capable of cure but is not capable of cure within such fifteen (15) day period, then if Borrower promptly undertakes action to cure such failure and thereafter diligently prosecutes such cure to completion within forty-five (45) days after Borrower or the REIT knew of such failure, then Borrower shall not be in default hereunder.

                 10.1.5      Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower or the REIT to Agent or any Lender herein or in any of the other Loan Documents or in any statement, certificate or financial statements at any time given by Borrower pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

                 10.1.6      Default as to Other Indebtedness. (i) Borrower, the REIT or any Unconsolidated Affiliate unless such occurrence with respect to such Unconsolidated Affiliate will not result in a Material Adverse Effect on Borrower) shall have (A) failed to pay when due (beyond any applicable grace period), any amount in respect of any Indebtedness (other than Nonrecourse Indebtedness) of such party other than the Obligations if the aggregate amount of such other Indebtedness is Twenty Million Dollars ($20,000,000) or more; or (B) otherwise defaulted (beyond any applicable grace period) under any Indebtedness of such party other than the Obligations if (1) the aggregate amount of such other Indebtedness is Twenty Million Dollars ($20,000,000) or more, and (2) the holder of such Indebtedness has accelerated such Indebtedness; or (ii) any such other Indebtedness shall have otherwise become payable, or be required to be purchased or redeemed, prior to its scheduled maturity; or (iii) the holder(s) of any Lien, in any amount, commence foreclosure of such Lien upon any Property having an aggregate value in excess of Twenty Million Dollars ($20,000,000); or (iv) any "Event of Default" shall exist under the Unsecured Term Note Indenture, or (v) any "Event of Default" shall exist under the Revolving Credit Agreement.

                 10.1.7      Involuntary Bankruptcy; Appointment of Receiver, Etc.

(a) An involuntary case shall be commenced against the REIT, Borrower or any Unconsolidated Affiliate (unless such occurrence with respect to such Unconsolidated Affiliate will not result in a Material Adverse Effect on Borrower) , and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law; or

(b) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the REIT, Borrower or any Unconsolidated Affiliate (unless such occurrence with respect to such Unconsolidated Affiliate will not result in a Material Adverse Effect on Borrower), or over all or a substantial part of the property of any such Person, shall be entered; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the property of any such Person, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of any such Person, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

                 10.1.8       Voluntary Bankruptcy; Appointment of Receiver, Etc. The REIT, Borrower, or any Unconsolidated Affiliate (unless such occurrence with respect to such Unconsolidated Affiliate will not result in a Material Adverse Effect on Borrower) shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or the general partner (or Person(s) serving in a similar capacity) of Borrower or the REIT's Board of Directors (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                 10.1.9       Judgments and Attachments. (i) Any money judgment (other than a money judgment covered by insurance but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) shall be entered or filed against the REIT, Borrower, or any Unconsolidated Affiliate (unless such occurrence with respect to such Unconsolidated Affiliate will not result in a Material Adverse Effect on Borrower) or their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or (ii) any judgment or order of any court or administrative agency awarding material damages shall be entered against any such Person in any action under the Federal securities laws seeking rescission of the purchase or sale of, or for damages arising from the purchase or sale of, any Securities, such judgment or order shall have become final after exhaustion of all available appellate remedies and, in Agent's judgment, the payment of such judgment or order would have a Material Adverse Effect on such Person.

                 10.1.10       Dissolution. Any order, judgment or decree shall be entered against the REIT, Borrower, or any Unconsolidated Affiliate (unless such occurrence with respect to such Unconsolidated Affiliate will not result in a Material Adverse Effect on Borrower) decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or the REIT or Borrower shall otherwise dissolve or cease to exist.

                 10.1.11       Loan Documents; Failure of Subordination. If for any reason (i) any Loan Document shall cease to be in full force and effect, or (ii) any Obligation shall be subordinated in right of payment to any other unsecured liability of the Borrower.

                 10.1.12       ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject Borrower, the REIT or any ERISA Affiliate to a liability which Agent reasonably determines will have a Material Adverse Effect on Borrower or the REIT, or the plan administrator of any Benefit Plan applies for approval under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Agent reasonably determines that the business hardship upon which the Section 412(d) waiver was based will or would reasonably be anticipated to subject Borrower or the REIT to a liability which Agent determines will have a Material Adverse Effect on Borrower or the REIT.

                 10.1.13       Environmental Liabilities. Borrower, the REIT or any Subsidiary or Unconsolidated Affiliate (unless such occurrence with respect to such Unconsolidated Affiliate will not result in a Material Adverse Effect on Borrower) becomes subject to any Liabilities and Costs which Agent reasonably deems to have a Material Adverse Effect on such Person arising out of or related to the Release at any Property of any Contaminant into the environment, or any Remedial Action in response thereto, or any other violation of any Environmental Laws.

                 10.1.14       Solvency; Material Adverse Change. Borrower or the REIT shall cease to be Solvent, or there shall have occurred any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of Borrower or the REIT.

                        An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 12.4.

           10.2      Rights and Remedies.

                10.2.1      Acceleration, Etc. Upon the occurrence of any Event of Default described in the foregoing Section 10.1.7 or 10.1.8 with respect to the REIT or Borrower, the unpaid principal amount of and any and all accrued interest on the Loans shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower; and upon the occurrence and during the continuance of any other Event of Default, Agent shall, at the request, or may, with the consent of Requisite Lenders, by written notice to Borrower,  declare the unpaid principal amount of, any and all accrued and unpaid interest on the Loans and all of the other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower. Without limiting Agent's authority hereunder, on or after the Termination Date, Agent shall, at the request, or may, with the consent, of Requisite Lenders exercise any or all rights and remedies under the Loan Documents or applicable law. Upon the occurrence of and during the continuance of an Event of Default, Agent shall be entitled to request and receive, by or through Borrower or appropriate legal process, any and all information concerning the REIT, Borrower or any property of any of them, which is reasonably available to or obtainable by Borrower.

                10.2.2      Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives, to the extent permitted by law, the benefit of all exemption laws.

                10.2.3      Waivers, Amendments and Remedies. No delay or omission of Agent or Lenders to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Agent after obtaining written approval thereof or the signature thereon of those Lenders required to approve such waiver, amendment or other variation, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Agent and Lenders until the Obligations have been paid in full, and this Agreement has been terminated.

          10.3      Rescission. If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Unmatured Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.4, then by written notice to Borrower, Requisite Lenders may elect, in their sole discretion, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Unmatured Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders; they are not intended to benefit Borrower and do not give Borrower the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

ARTICLE XI

AGENCY PROVISIONS

           11.1      Appointment.

                11.1.1       Each Lender hereby (i) designates and appoints Wachovia as Agent of such Lender under this Agreement and the Loan Documents, (ii) authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of Lenders, and (iii) authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto, subject to the limitations referred to in Sections 11.10.1 and 11.10.2. Agent agrees to act as such on the express conditions contained in this Article XI.

                11.1.2       The provisions of this Article XI are solely for the benefit of Agent and Lenders, and Borrower shall not have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Sections 11.3 and 11.9, provided, however, that the foregoing shall in no way limit Borrower's obligations under this Article XI. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person.

          11.2      Nature of Duties. Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. Subject to the provisions of Sections 11.5 and 11.7, Agent shall administer the Loans in the same manner as it administers its own loans. Promptly following the effectiveness of this Agreement, Agent shall send to each Lender its originally executed Note and the executed original, to the extent the same are available in sufficient numbers, of each other Loan Document other than the Notes in favor of other Lenders. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended or shall be construed to impose upon Agent any obligation in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the REIT, Borrower and each Portfolio Property in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the REIT and Borrower, and, except as specifically provided herein, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

          11.3      Loan Disbursement. Not later than 1:00 P.M. (Eastern time) on the Closing Date, each Lender shall make available to Agent (or the funding bank or entity designated by Agent), the amount of such Lender's Pro Rata Share of the Loans in immediately available funds. Unless Agent shall have been notified by any Lender prior to such time for funding that such Lender does not intend to make available to Agent such Lender's Pro Rata Share of the Loans, Agent may assume that such Lender has made such amount available to Agent. In any case where a Lender does not for any reason make available to Agent such Lender's Pro Rata Share of the Loans, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender's Pro Rata Share of the Loans. If the amount so funded by Agent is not in fact made available to Agent by the responsible Lender, then Borrower agrees to repay to Agent such amount, together with interest thereon at the Base Rate for each day from the date such amount is made available to Borrower until the date such amount is repaid to Agent, not later than three (3) Business Days following Agent's demand to Borrower that such repayment be made. In addition, such Lender agrees to pay to Agent forthwith on demand such corresponding amount, together with interest thereon at the Federal Funds Rate. If such Lender shall pay to Agent such corresponding amount, such amount so paid shall constitute such Lender's Pro Rata Share of the Loans, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, Agent shall promptly return to Borrower such corresponding amount in same day funds; interest paid by Borrower in respect of such corresponding amount shall be prorated, as of the date of payment thereof by such Lender to Agent. In the event that Agent shall not have funded such Lender's Pro Rata Share under this Section 11.3.1, then Borrower shall not be obligated to accept a late funding of such Lender's Pro Rata Share if such funding is made more than two (2) Business Days following the Closing Date. If Borrower declines to accept such delinquent funding, Agent shall promptly return to such Lender the amount of such funding. Nothing in this Section 11.3 shall alter the respective rights and obligations of the parties hereunder in respect of a Defaulting Lender.

           11.4      Distribution and Apportionment of Payments.

                 Subject to Section 11.4.2, payments actually received by Agent for the account of Lenders shall be paid to them promptly after receipt thereof by Agent, but in any event within two (2) Business Days, provided that Agent shall pay to Lenders interest thereon, at the lesser of (i) Federal Funds Rate and (ii) the rate of interest applicable to such Loans, from the Business Day following receipt of such funds by Agent until such funds are paid in immediately available funds to Lenders. Subject to Section 11.4.2, all payments of principal and interest in respect of outstanding Loans, all payments of the fees described in this Agreement, and all payments in respect of any other Obligations shall be allocated among such of Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Agent shall promptly distribute, but in any event within two (2) Business Days, to each Lender at its primary address set forth on the appropriate signature page hereof or on the Assignment and Assumption, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided that Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including, without limitation, instructions from Requisite Lenders or all Lenders, as applicable, or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of Lenders as among themselves and may at any time or from time to time be changed by Lenders as they may elect, in writing in accordance with Section 12.4, without necessity of notice to or consent of or approval by Borrower or any other Person. All payments or other sums received by Agent for the account of Lenders shall not constitute property or assets of Agent and shall be held by Agent, solely in its capacity as agent for itself and the other Lenders, subject to the Loan Documents.

          11.5      Rights, Exculpation, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable for its gross negligence or willful misconduct. In the absence of gross negligence or willful misconduct, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 11.4, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby; or for the financial condition of the REIT, Borrower or any of their Affiliates. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of the REIT, Borrower or any of their Affiliates, or the existence or possible existence of any Unmatured Event of Default or Event of Default.

          11.6      Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountant and other experts selected by it.

          11.7      Indemnification. To the extent that Agent is not reimbursed and indemnified by Borrower, Lenders will reimburse, within ten (10) Business Days after notice from Agent, and indemnify and defend Agent for and against any and all Liabilities and Costs (other than losses in the collection of principal and interest on the Loans which losses shall be shared among all Lenders including the Agent as provided in Sections 11.4 and 11.13) which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent or under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such Liabilities and Costs resulting from Agent's gross negligence or willful misconduct or in respect of normal administrative costs and expenses incurred by Agent (prior to any Event of Default or any Unmatured Event of Default) in connection with its performance of administrative duties under this Agreement and the other Loan Documents. The obligations of Lenders under this Section 11.7 shall survive the payment in full of all Obligations and the termination of this Agreement. In the event that after payment and distribution of any amount by Agent to Lenders, any Lender or third party, including Borrower, any creditor of Borrower or a trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in proportion to their respective Pro Rata Shares, shall reimburse Agent for all such amounts. Notwithstanding the foregoing, Agent shall not be obligated to advance Liabilities and Costs and may require the deposit by each Lender of its Pro Rata Share of any material Liabilities and Costs anticipated by Agent before they are incurred or made payable.

          11.8      Agent Individually. With respect to its Pro Rata Share of the Loans, Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders", "Requisite Lenders" or any similar terms may include Agent in its individual capacity as a Lender or one of the Requisite Lenders. Agent and any Lender and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any of its Affiliates as if it were not acting as Agent or Lender pursuant hereto.

           11.9      Successor Agent; Resignation of Agent; Removal of Agent.

                 11.9.1       Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days, prior written notice to Lenders and Borrower, and shall automatically cease to be Agent hereunder in the event a petition in bankruptcy shall be filed by or against Agent or the Federal Deposit Insurance Corporation or any other Governmental Authority shall assume control of Agent or Agent's interests under the Facility. Further, Lenders whose aggregate Loans constitute at least sixty-six and two-thirds percent (66-2/3%) of the Loans of all Lenders excluding the Agent may remove Agent for cause at any time by giving at least thirty (30) Business Days’ prior written notice to Agent, Borrower and all other Lenders. If Agent enters into one or more assignments pursuant to Section 11.12 having the effect of reducing its Loans to less than $20,000,000 then any Lender whose Loans exceed that of Agent may remove Agent by notice given within thirty (30) days after such Lender receives notice of the assignments which reduce the Agent’s Loans below such level. Such resignation or removal shall take effect upon the acceptance by a successor Agent appointed pursuant to Section 11.9.2 or 11.9.3.

                 11.9.2       Upon any such notice of resignation by or removal of Agent, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld or delayed and which consent shall not be required if there shall then exist any Event of Default. Any successor Agent must be a bank (i) the senior debt obligations of which (or such bank's parent's senior unsecured debt obligations) are rated not less than BBB by one of the Rating Agencies and (ii) which has total assets in excess of Ten Billion Dollars ($10,000,000,000).

                 11.9.3       If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring or removed Agent, shall then appoint a successor Agent who shall meet the requirements described in Section 11.9.2 and who shall serve as Agent until such time, if any, as Requisite Lenders, appoint a successor Agent as provided above.

           11.10     Consent and Approvals.

                 11.10.1       Each of the following shall require the approval or consent of Requisite Lenders:

(a) Consent to Fundamental Changes (Section 8.1);

(b) Consent to Indebtedness that is otherwise prohibited (Section 8.6);

(c) Approval of additional executives upon a Discontinuity in Management (Section 8.8);

(d) Acceleration following an Event of Default (Section 10.2.1) or rescission of such acceleration (Section 10.3);

(e) Approval of the exercise of rights and remedies under the Loan Documents following an Event of Default (Section 10.2.1);

(f) Appointment of a successor Agent (Section 11.9);

(g) Except as referred to in Section 11.10.2 or 11.11.1, approval of any amendment, modification or termination of this Agreement, or waiver of any provision herein (Section 12.4).

                 11.10.2      Each amendment, modification or waiver specifically enumerated in Section 12.4.1 shall require the consent of all Lenders.

                 11.10.3      In addition to the required consents or approvals referred to in Section 11.10.1, Agent may at any time request instructions from Requisite Lenders with respect to any actions or approvals which, by the terms of this Agreement or of any of the Loan Documents, Agent is permitted or required to take or to grant without instructions from any Lenders, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Requisite Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or, where applicable, all Lenders. Agent shall promptly notify each Lender at any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant to this Section 11.10.3.

                 11.10.4      Each Lender agrees that any action taken by Agent at the direction or with the consent of Requisite Lenders in accordance with the provisions of this Agreement or any Loan Document, and the exercise by Agent at the direction or with the consent of Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders, except for actions specifically requiring the approval of all Lenders. All communications from Agent to Lenders requesting Lenders' determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested, or shall advise each Lender where such matter or thing may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Agent by Borrower in respect of the matter or issue to be resolved, and (iv) may include Agent's recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days (the "Lender Reply Period"). Unless a Lender shall give written notice to Agent that it objects to the recommendation or determination of Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination. With respect to decisions requiring the approval of Requisite Lenders or all Lenders, Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Lenders and upon receiving the required approval or consent shall follow the course of action or determination recommended to Lenders by Agent or such other course of action recommended by Requisite Lenders, and each non-responding Lender shall be deemed to have concurred with such recommended course of action.

           11.11      Agency Provisions Relating to Certain Enforcement Actions.

                 11.11.1      Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to waive the imposition of late fees provided for in Section 2.4.5 up to a maximum of three (3) times during the term of this Agreement.

                 11.11.2      Should Agent (i) employ counsel for advice or other representation (whether or not any suit has been or shall be filed) with respect to any of the Loan Documents, or (ii) commence any proceeding or in any way seek to enforce its rights or remedies under the Loan Documents, each Lender, upon demand therefor from time to time, shall contribute its share (based on its Pro Rata Share) of the reasonable costs and/or expenses of any such advice or other representation, enforcement or acquisition, including, but not limited to, fees of receivers, court costs and fees and expenses of attorneys to the extent not otherwise reimbursed by Borrower; provided that Agent shall not be entitled to reimbursement of its attorneys' fees and expenses incurred in connection with the resolution of disputes between Agent and other Lenders unless Agent shall be the prevailing party in any such dispute. Any loss of principal and interest resulting from any Event of Default shall be shared by Lenders in accordance with their respective Pro Rata Shares.

           11.12      Assignments and Participations.

                 11.12.1      Each Lender may assign, to one or more Eligible Assignees, all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of the Loans owing to it) and other Loan Documents; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and other Loan Documents, and the assignment shall cover the same percentage of such Lender's Loans, (ii) unless Agent and Borrower otherwise consent (except that after an Event of Default only the consent of Agent shall be required), the aggregate amount of the Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than Ten Million Dollars ($10,000,000) and shall be an integral multiple of One Million Dollars ($1,000,000), (iii) after giving effect to such assignment, the aggregate amount of the Loans retained by the assigning Lender shall in no event be less than Twelve Million Dollars ($12,000,000) (iv)  the parties to each such assignment shall execute and deliver to Agent, for its approval and acceptance, an Assignment and Assumption, (v) if the assignment is made prior to an Event of Default, Borrower and Arranger shall each have approved the identity of the Eligible Assignee, such approval not to be unreasonably withheld and (vi) during any period when an Event of Default has occurred and is continuing, assignments to Persons that are not Eligible Assignees may be made, subject to the reasonable approval of the Arranger. Upon such execution, delivery, approval and acceptance, and upon the effective date specified in the applicable Assignment and Assumption, (X) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (Y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.

                 11.12.2      By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the REIT or Borrower or the performance or observance by the REIT or Borrower of any of their respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Article V or delivered pursuant to Article VI to the date of such assignment and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                 11.12.3      Agent shall maintain, at its address referred to on the counterpart signature pages hereof, a copy of each Assignment and Assumption delivered to and accepted by it and shall record in the Loan Account the names and addresses of each Lender and the principal amount of the Loans owing to, such Lender from time to time. Borrower, Agent and Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

                 11.12.4      Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee, Agent shall, if such Assignment and Assumption has been properly completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Loan Account, and (iii) give prompt notice thereof to Borrower. Upon request, Borrower will execute and deliver to Agent an appropriate replacement promissory note or replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its Loans) reflecting such assignee's (and assigner's) Pro Rata Share(s) of the Facility. Upon execution and delivery of such replacement promissory notes the original promissory note or notes evidencing all or a portion of the Loans being assigned shall be cancelled and returned to Borrower.

                 11.12.5      Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of the Loans owing to it) and other Loan Documents; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement except for voting rights with respect to (A) increases in the Facility; (B) extensions of the Termination Date; and (C) decreases in the interest rates described in this Agreement. No participant shall be entitled to vote on any matter until the Lender with which such participant is participating in the Facility and the Loans confirms such participant's status as a participant hereunder.

                 11.12.6      Borrower will use reasonable efforts to cooperate with Agent and Lenders in connection with the assignment of interests under this Agreement or the sale of participations herein.

                 11.12.7      Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 11.12, any Lender may at any time and from time to time pledge or assign all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

                 11.12.8      Anything in this Agreement to the contrary notwithstanding, any Lender may assign all or any portion of its rights and obligations under this Agreement to another branch or Affiliate of such Lender, provided that (i) at the time of such assignment such Lender is not a Defaulting Lender, (ii) such Lender gives Agent and Borrower at least fifteen (15) days' prior written notice of any such assignment, (iii) the parties to each such assignment execute and deliver to Agent an Assignment and Assumption, and (iv) Agent receives from assignor a processing fee of Three Thousand Dollars ($3,000).

                 11.12.9      No assignee of any rights and obligations under this Agreement shall be permitted to subassign such rights and obligations.

                 11.12.10      No Lender shall be permitted to assign or sell all or any portion of its rights and obligations under this Agreement to Borrower or any Affiliate of Borrower.

          11.13      Ratable Sharing. Subject to Sections 11.3 and 11.4, Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by counterclaim or cross action or by the enforcement of any or all of the Obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Obligations, the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 11.13 may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

          11.14      Delivery of Documents. Agent shall as soon as reasonably practicable distribute to each Lender at its primary address set forth on the appropriate counterpart signature page hereof, or at such other address as a Lender may request in writing, (i) all documents to which such Lender is a party or of which such Lender is a beneficiary set forth in Section 4.1, (ii) all documents of which Agent receives copies from Borrower pursuant to Section 6.1 (except as provided in Section 6.1.1) and Section 12.6, (iii) all other documents or information which Agent is required to send to Lenders pursuant to the terms of this Agreement; (iv) other information or documents received by Agent at the request of any Lender, and (v) all notices received by Agent pursuant to Section 6.2. In addition, within fifteen (15) Business Days after receipt of a request in writing from a Lender for written information or documents provided by or prepared by Borrower or the REIT, Agent shall deliver such written information or documents to such requesting Lender if Agent has possession of such written information or documents in its capacity as Agent or as a Lender.

          11.15      Notice of Events of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Unmatured Event of Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless Agent has received notice in writing from a Lender or Borrower referring to this Agreement or the other Loan Documents, describing such event or condition and expressly stating that such notice is a notice of an Unmatured Event of Default or Event of Default. Should Agent receive such notice of the occurrence of an Unmatured Event of Default or Event of Default, or should Agent send Borrower a notice of Unmatured Event of Default or Event of Default, Agent shall promptly give notice thereof to each Lender.

ARTICLE XII

MISCELLANEOUS

           12.1      Expenses.

                 12.1.1      Generally. Borrower agrees upon demand to pay, or reimburse Agent for, all of Agent's external audit, legal and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Agent's internal appraisers, environmental advisors or legal counsel) incurred by Agent at any time (whether prior to, on or after the date of this Agreement) in connection with (i) its own audit and investigation of Borrower and the Portfolio Properties provided that prior to an Event of Default Borrower shall not be required to reimburse expenses for any inspections of the Portfolio Properties by Agent’s loan officers or other employees which are made more frequently than annually; (ii) the negotiation, preparation and execution of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) and the other Loan Documents and the making of the Loans; (iii) administration of this Agreement, the other Loan Documents and the Loans, including, without limitation, consultation with attorneys in connection therewith; and (iv) the protection, collection or enforcement of any of the Obligations.

                 12.1.2       After Event of Default. Borrower further agrees to pay, or reimburse Agent and Lenders, for all reasonable out-of-pocket costs and expenses, including without limitation reasonable attorneys' fees and disbursements incurred by Agent or Lenders after the occurrence of an Event of Default (i) in enforcing any Obligation or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower, the REIT or any Affiliate and related to or arising out of the transactions contemplated hereby; or (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise).

          12.2      Indemnity. Borrower further agrees to defend, protect, indemnify and hold harmless Agent, each and all of the Lenders, each of their respective Affiliates and participants and each of the respective officers, directors, employees, agents, attorneys and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) of each of the foregoing (collectively called the "Indemnitees") from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees (whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or in equity, and based upon contract or otherwise, including any Liabilities and Costs arising as a result of a "prohibited transaction" under ERISA to the extent arising from or in connection with the past, present or future operations of the REIT or Borrower or their respective predecessors in interest) in any manner relating to or arising out of this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of and participation in the Loans and the management of the Loans, or the use or intended use of the proceeds of the Loans (collectively, the "Indemnified Matters"); provided, however, that Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.4.7 or any other provision of this Agreement, (ii) Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction, (but the limitation in this clause shall not limit the indemnification of all other Indemnitees hereunder) and (iii) Indemnified Matters arising from any dispute among the Lenders not attributable to the actions or omissions of Borrower or the REIT. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

          12.3      Change in Accounting Principles. Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Agent pursuant to the terms hereof are hereinafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the REIT or Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of the REIT or Borrower shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended pursuant to Section 12.4, to so reflect such change in accounting principles.

          12.4      Amendments and Waivers. (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Requisite Lenders (after notice to all Lenders) and Borrower (except for amendments to Section 11.4.1 which do not require the consent of Borrower), and (ii) no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom (except as expressly provided in Section 11.11.1 with respect to waivers of late fees), shall in any event be effective without the written concurrence of Requisite Lenders (after notice to all Lenders), which Requisite Lenders shall have the right to grant or withhold at their sole discretion, except that:

                 12.4.1       The following amendments, modifications or waivers shall require the consent of all Lenders:

(a) increasing the Facility;

(b) changing the principal amount or final maturity of the Loans;

(c) reducing the interest rates applicable to the Loans;

(d) reducing the rates on which fees payable pursuant hereto are determined;

(e) forgiving or delaying any amount payable or receivable under Article II (other than late fees);

(f) changing the definition of "Requisite Lenders", "Pro Rata Shares" or "Event of Default";

(g) changing any provision contained in this Section 12.4;

(h) releasing any obligor or guarantor under any Loan Document or amending the Guaranty to reduce the guarantor's liability thereunder;

(i) consent to assignment by Borrower of all of its duties and Obligations hereunder pursuant to Section 12.14; or

(j) changing any of the financial covenants set forth in Article IX or any of the definitions used in the computation of such covenants or waiving any failure of the Borrower to comply with any one of such covenants for two or more consecutive Fiscal Quarters.

                 12.4.2      No amendment, modification, termination or waiver of any provision of Article XI or any other provision referring to Agent shall be effective without the written concurrence of Agent, but only if such amendment, modification, termination or waiver alters the obligations or rights of Agent.

                 12.4.3      In the event that the Revolving Credit Agreement is amended so as to change covenants or definitions which are currently the same in this Agreement, then the Borrower and each Lender hereunder that is also a Lender under the Revolving Credit Agreement and that consented to the amendment to the Revolving Credit Agreement shall also consent to an amendment of this Agreement so that applicable provisions hereof shall continue to be the same as the provisions that were amended in the Revolving Credit Agreement. This Section shall not be applicable to any provisions such as loan amounts, interest rates or maturity dates which are not currently the same in this Agreement and in the Revolving Credit Agreement.

Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.4 shall be binding on each assignee, transferee or recipient of Agent's or any Lender's rights and obligations under this Agreement or the Loans at the time outstanding.

          12.5      Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

          12.6      Notices and Delivery. Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 p.m. (at the office of the recipient) on a Business Day) or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed). Notices to Agent pursuant to Article II shall not be effective until received by Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 12.6) shall be as set forth below each party's name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. All deliveries to be made to Agent for distribution to the Lenders shall be made to Agent at the addresses specified for notice on the signature page hereto and in addition, a sufficient number of copies of each such delivery shall be delivered to Agent for delivery to each Lender at the address specified for deliveries on the signature page hereto or such other address as may be designated by Agent in a written notice.

          12.7      Survival of Warranties, Indemnities and Agreements. All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder and such indemnities shall survive termination hereof.

          12.8      Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

          12.9      Setoff; Payments Set Aside. Borrower hereby grants to each Lender, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to such Lender hereunder, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of such Lender or in transit to it. At any time, without demand or notice (any such notice being expressly waived by Borrower), any Lender may, WITH THE PRIOR APPROVAL OF THE AGENT (which approval will not be unreasonably withheld), setoff the same or any part thereof and apply the same to any liability or obligation of Borrower hereunder even though unmatured and regardless of the adequacy of any other remedies to collect or collateral securing the Obligations. To the extent that Borrower makes a payment or payments to Agent or the Lenders or Agent or the Lenders exercise their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

          12.10      Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, provided, however, that if the rates of interest or any other amount payable hereunder, or the collectibility thereof, are declared to be or become invalid, illegal or unenforceable, Lenders' obligations to make Loans shall not be enforceable.

          12.11      Heading. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          12.12      Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).

          12.13      Limitation of Liability. To the extent permitted by applicable law, no claim may be made by Borrower, any Lender or any other Person against Agent, Co-Agent or any Lender, or the affiliates, directors, officers, employees, attorneys or agents of any of them, for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower and each Lender hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          12.14      Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Agent and Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the rights and obligations of Lenders under this Agreement, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Agent and Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower's rights or any interest therein hereunder, and Borrower's duties and Obligations hereunder, shall not be assigned without the consent of all Lenders.

          12.15      Consent to Jurisdiction and Service of Process; Waiver of Jury Trial and Certain Damage Claims. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE, AND ALL JUDICIAL PROCEEDINGS BROUGHT BY BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE, BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION HAVING SITUS WITHIN THE STATE AND COUNTY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE SIGNATURE PAGES HEREOF. BORROWER, AGENT AND LENDERS EACH IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. EXCEPT TO THE EXTENT EXPRESSLY PROHIBITED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. THE BORROWER, THE AGENT AND EACH LENDER HEREBY MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDERS TO MAKE THE LOANS.

          12.16      Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such together shall constitute but one and the same instrument. This Agreement shall become effective when Borrower, the initial Lenders and Agent have duly executed and delivered execution pages of this Agreement to each other (delivery by Borrower to Lenders and by any Lender to Borrower and any other Lender being deemed to have been made by delivery to Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually and directly inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

          12.17      Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          12.18      Obligations Unsecured. It is the intent of the parties that the Obligations shall constitute unsecured obligations of Borrower. Neither the restrictions and prohibitions set forth herein with respect to the creation, incurrence, assumption or existence of any Lien on any Property of Borrower or any other Person, nor those set forth in any other Loan Document, are intended to create or constitute a Lien of any nature upon any Property of Borrower or any other Person, and no such restriction or prohibition shall be deemed to constitute any such Lien. This Section 12.18 shall not be deemed to prevent the Agent or any Lender from obtaining a Lien as security for the Obligations at any time hereafter pursuant to a mutual agreement among the parties hereto expressly providing for such Lien or during the continuance of any Event of Default.

          12.19      Replacement of Loan Notes. Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of its Loan Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Loan Note or other security document, Borrower will issue, in lieu thereof, a replacement Loan Note or other security document in the same principal amount thereof and otherwise of like tenor. The Lender requesting any such replacement Loan Note shall agree to indemnify and hold harmless Borrower from any loss or liability arising from any claims made upon the cancelled Loan Note that was replaced by such replacement Loan Note.

          12.20      Entire Agreement. This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Agent (including documents incorporating separate agreements relating to the payment of fees), embodies the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof.

          IN WITNESS WHEREOF, this Term Loan Agreement has been duly executed on the date set forth above.

BORROWER:	CPG PARTNERS, L.P., a Delaware limited
partnership

By:      CHELSEA PROPERTY GROUP, INC., a
             Maryland corporation, its general partner

        By
            Its

ADDRESS FOR NOTICE AND DELIVERY:

103 Eisenhower Parkway
Roseland, NJ 07068
Attn: Michael J. Clarke,
           Chief Financial Officer
Tel:     (973)228-6111
Fax: (973)228-1694

AGENT/LENDER:	WACHOVIA BANK, NATIONAL ASSOCIATION

By
Printed Name
Title

ADDRESS FOR NOTICE AND DELIVERY:

Wachovia Bank, National Association
301 South College Street
Charlotte, NC 28288-0712
Attn: David B. Hoagland

Telephone: (704) 374-4809
Telecopy: (704) 383-6205

Loan Commitment: $100,000,000
Pro Rata Share: 100%

LIBOR OFFICE:

Wachovia Bank, National Association
301 South College Street
Charlotte, NC 28288

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

           THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated as of ____________, 200_, between ____________________ ("Assignor") and ____________________ ("Assignee").

RECITALS:

           A.      Assignor is a Lender under the Term Loan Agreement dated as of July 31, 2003 (as from time to time amended, supplemented or restated, the "Term Loan Agreement"), by and among CPG Partners, L.P., a Delaware limited partnership ("Borrower"), the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Term Loan Agreement, and Wachovia Bank, National Association, as Agent ("Agent"). (Capitalized terms used in this Agreement without definition have the same meanings as in the Term Loan Agreement.)

           B.      Assignor desires to assign to Assignee, and Assignee desires to accept and assume, [a portion of] the rights and obligations of Assignor under the Term Loan Agreement.

          NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

           1.      Assignment.

                 (a)      Effective on the Assignment Effective Date (as defined in Section 3 below), Assignor hereby assigns to Assignee the Assigned Share (as defined below) of all of Assignor's rights, title, interest and obligations under the Term Loan Agreement and other Loan Documents, including without limitation those relating to Assignor's Loans. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the "Assigned Rights and Obligations".

                 (b)      The "Assigned Share" means (a) a $__________ portion of the Facility on the Assignment Effective Date, and (b) the aggregate amount of all Loans outstanding under the Term Loan Agreement on the Assignment Effective Date that is attributable to the percentage of the Facility represented by the Assigned Share. The Pro Rata Share represented by the Assigned Share, and the Pro Rata Share, if any, retained by Assignor, shall be as specified on the signature pages of this Agreement.

           2.      Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

           3.      Effectiveness. This Agreement shall become effective on a date (the "Assignment Effective Date") selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Agent and Borrower. Assignor shall promptly notify Assignee, Agent and Borrower in writing of the Assignment Effective Date.

           4.      Payments on Assignment Effective Date. In consideration of the assignment by Assignor to and the assumption by Assignee of the Assigned Rights and Obligations, on the Assignment Effective Date (a) Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them, and (b) Assignor shall pay to Agent an assignment processing fee of $3,000.

           5.      Allocation and Payment of Interest and Fees.

                (a)      Agent shall pay to Assignee all interest that is paid by or on behalf of Borrower pursuant to the Loan Documents and that is attributable to the Assigned Rights and Obligations ("Borrower Amounts"), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

                (b)      Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date when and as the same are paid by Agent to the other Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

                (c)      Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable Liabilities and Costs and indemnification obligations which accrue under Section 11.7 of the Term Loan Agreement prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

                (d)      Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Agent's wilful misconduct or gross negligence.

           6.      Representations and Warranties.

                (a)      Each of Assignor and Assignee represents and warrants to the other and to Agent as follows:

(i) It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

(ii) The making and performance of this Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

(iii) This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

(iv) All approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

                 (b)      Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations free and clear of any lien or other encumbrance.

                 (c)      Assignee represents and warrants to Assignor as follows:

(i) Assignee has made and shall continue to make its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other person or entity obligated under the Loan Documents (collectively, "Credit Parties"); and

(ii) Assignee has received copies of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

           7.      No Assignor Responsibility. Assignor makes no representation or warranty regarding, and assumes no responsibility to Assignee for:

                 (a)      the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Documents or any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of any Credit Party to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

                 (b)      the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Unmatured Event of Default or Event of Default under the Loan Documents; or

                 (c)      the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Credit Party.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Credit Parties, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

           8.      Assignee Bound By Term Loan Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Term Loan Agreement, (b) agrees to be bound by the Term Loan Agreement to the same extent as it would have been if it had been an original Lender thereunder, and (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender. Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

           9.      Assignor Released From Term Loan Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Term Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and, to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c) of this Agreement and bound by the provisions of Section 6.3 of the Term Loan Agreement.

           10.      New Notes. On or promptly after the Assignment Effective Date, Borrower, Agent, Assignor and Assignee shall make appropriate arrangements so that new Loan Notes executed by Borrower, dated the Assignment Effective Date and in the amount of the [respective] Loan[s] of [Assignor and] Assignee, after giving effect to this Agreement, are issued to [Assignor and] Assignee, in exchange for the surrender by Assignor [and Assignee] to Borrower of any applicable outstanding Loan Note[s], marked "Exchanged".

           11.      General.

                 (a)      No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

                 (b)      This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

                 (c)      If Assignor has not assigned its entire remaining Loans to Assignee, Assignor may at any time and from time to time grant to others, subject to applicable provisions in the Term Loan Agreement, assignments of or participation in all of Assignor's remaining Loans.

                 (d)      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other and Agent and Borrower. The preceding sentence shall not limit the right of Assignee to grant to others a participation in all or part of the Assigned Rights and obligations subject to the terms of the Term Loan Agreement.

                 (e)      All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in Dollars, in immediately available funds, and to the address or account specified by the party to receive such payment. The address of Assignee for notice purposes under the Term Loan Agreement shall be as specified on the signature pages of this Agreement.

                 (f)      If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

                 (g)      Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

                 (h)      This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

           [12.     Foreign Withholding. On or before the Assignment Effective Date, Assignee shall comply with the provisions of Section 2.4.9 of the Term Loan Agreement.]1

____________

1      Include only if Assignee is a foreign institution.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ASSIGNOR:	By Printed Name Title Pro Rata Share: _____%

ASSIGNOR:

By
Printed Name
Title

ADDRESS FOR NOTICE AND DELIVERY:

Address: _______________________

Attn: _______________________

Telephone: (___) ___-____
Telecopy: (___) ___-____

Pro Rata Share: _____%

LIBOR OFFICE:
Address: _______________________
         _____________________
         _____________________
         _____________________
Attn: _______________________
Telephone: (___)_________________
Telecopy: (___)_________________

ACKNOWLEDGED AND AGREED: BORROWER:	CPG PARTNERS, L.P., a Delaware limited partnership By: Chelsea Property Group, Inc., Its general partner By:______________________________ Its:_____________________________

AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION By:______________________________ Its:_____________________________

EXHIBIT B

COMPLIANCE CERTIFICATE

          This Compliance Certificate is delivered pursuant to the Term Loan Agreement dated as of July 31, 2003 (as amended, supplemented or restated from time to time, the "Term Loan Agreement"), among CPG Partners, L.P., the Lenders (as defined therein or made parties thereto), and Wachovia Bank, National Association, as Agent. (All capitalized defined terms used herein shall have the meanings given to them in the Term Loan Agreement.)

           1.      The undersigned hereby certifies that (a) the undersigned has reviewed the terms of the Term Loan Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its affiliates as of, and during the relevant accounting period ending on, ____________, 200_, and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting an Unmatured Event of Default or an Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the condition(s) or event(s) that constitute Unmatured Event(s) of Default or Event(s) of Default and the actions which Borrower (is taking) (is planning to take) with respect to such condition(s) or event(s)].

           2.      The calculations required to establish compliance with each of the provisions of Article IX of the Term Loan Agreement are attached as the Schedule hereto.

CPG PARTNERS, L.P. By: Chelsea Property Group, Inc., Its general partner By: Date: ____________, 200_

EXHIBIT C

TERM LOAN NOTE

$100,000,000.00	____________, 2003

          FOR VALUE RECEIVED, CPG PARTNERS, L.P., a Delaware limited partnership ("Borrower"), HEREBY PROMISES TO PAY to the order of ______________________________ ("Lender") the principal sum of One Hundred Million, Dollars ($100,000,000.00) or if less, the aggregate unpaid principal amount of all "Loans" (as such terms are defined in the Term Loan Agreement dated as of July 31, 2003 (as amended, supplemented or restated from time to time the "Term Loan Agreement"), among Borrower, Lender, certain other lenders named therein or made parties thereto and Wachovia Bank, National Association, as Agent, together with interest on the unpaid principal balance hereof at the rate (or rates) determined in accordance with Section 2.4 of the Term Loan Agreement from the date such principal is advanced until it is paid in full.

          This Loan Note is one of the Loan Notes referred to in and governed by the Term Loan Agreement, which Term Loan Agreement, among other things, contains provisions for the acceleration of the maturity hereof and for the payment of certain additional sums to Lender upon the happening of certain stated events. Capitalized terms used in this Loan Note without definition have the same meanings as in the Term Loan Agreement.

          The principal amount of this Loan Note, if not sooner paid, will be due and payable, together with all accrued and unpaid interest and other amounts due and unpaid under the Term Loan Agreement, on the Termination Date. Borrower may make voluntary prepayments of all or a portion of this Loan Note, upon prior written notice, in accordance with the provisions of Section 2.6.1 of the Term Loan Agreement.

          Interest on the Loans is payable in arrears on the dates specified in Section 2.4.3 of the Term Loan Agreement. Interest will be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of three hundred sixty (360) days. The Term Loan Agreement provides for the payment by Borrower of various other charges and fees, in addition to the interest charges described in the Term Loan Agreement, as set forth more fully in the Term Loan Agreement. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Lender as compensation for fees, services or expenses incidental to the making, negotiating or collection of the Loans evidenced hereby, shall he deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by Lender to Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date.

          All payments of any amount becoming due under this Loan Note shall be made in the manner provided in the Term Loan Agreement, in Dollars.

          Upon and after the occurrence of an Event of Default, unless such Event of Default is waived as provided in the Term Loan Agreement, this Loan Note may, at the option of Requisite Lenders and without demand, notice or legal process of any kind, be declared by Agent, and in such case immediately shall become, due and payable. Upon and after the occurrence of certain Events of Default, this Loan Note shall, without any action by Lenders and without demand, notice or legal process of any kind, automatically and immediately become due and payable.

          Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower. Subject to the terms of the Term Loan Agreement, the Lender may extend the time of payment of this Loan Note, postpone the enforcement hereof, grant any indulgences, release any party primarily or secondarily liable hereon or agree to any subordination of Borrower's obligations hereunder without affecting or diminishing such Lender's right of recourse against Borrower, which right is hereby expressly reserved.

          This Loan Note and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of New York (excluding the laws applicable to conflicts or choice of law). THE BORROWER AND LENDER (BY ACCEPTANCE OF THIS NOTE) HEREBY MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT HEREOF, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

          Whenever possible each provision of this Loan Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Loan Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Loan Note.

          IN WITNESS WHEREOF, Borrower has caused this Loan Note to be executed as of the date first set forth above.

WITNESS:	CPG PARTNERS, L.P.a Delaware limited partnership By: Chelsea Property Group, Inc., Its general partner By: Its

EXHIBIT D

NOTICE OF INTEREST RATE SELECTION

Re:	Term Loan Agreement dated as of July 31, 2003 (as from time to time amended, supplemented or restated, the "Term Loan Agreement"), by and among CPG Partners, L.P. ("Borrower"), the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Term Loan Agreement and Wachovia Bank, National Association, as Agent ("Agent"). (Capitalized terms used in this Notice without definition have the same meanings as in the Term Loan Agreement.)

Wachovia Bank, National Association
301 South College Street
Charlotte, NC 28288
Attn: Deana Adams

Fax No. (704) 383-7989

           Pursuant to Section 2.1.2 of the Term Loan Agreement this Notice represents the Borrower's request that on ____________, 200_ the Loan be [continued as] [converted to] a [LIBOR Loan with an Interest Period of ______ days][Base Rate Loan].

Dated: ____________, 200_	CPG PARTNERS, L.P.a Delaware limited partnership By: Chelsea Property Group, Inc., Its general partner By: Its

EXHIBIT E

FORM OF FIXED RATE NOTICE

Re:	Term Loan Agreement dated as of July 31, 2003 (as from time to time amended, supplemented or restated, the "Term Loan Agreement"), by and among CPG Partners, L.P. ("Borrower"), the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Term Loan Agreement, and Wachovia Bank, National Association, as Agent ("Agent"). (Capitalized terms used in this Notice without definition have the same meanings as in the Term Loan Agreement.)

CPG Partners, L.P.
103 Eisenhower Parkway
Roseland, NJ 07068
Attn: Catherine Lassi

          Pursuant to the terms and provisions of Section 2.1.2 of the Term Loan Agreement, Borrower has delivered to Agent a Notice of Interest Rate Selection, dated ____________, 200_, under which LIBOR has been selected as the basis upon which interest shall accrue on the LIBOR Loan identified in such Notice of Interest Rate Selection. In response to such Notice of Interest Rate Selection, and in accordance with Section 2.1.2(c) of the Term Loan Agreement, Agent hereby confirms the following as applicable to such LIBOR Loan:

           1.      The Interest Period shall begin on (and include) ____________, 200_, and shall end on (but exclude) ____________, 200_;

           2.      LIBOR applicable to such LIBOR Loan is ________% per annum and the interest rate of such LIBOR Loan (including the Applicable LIBOR Rate Margin) is ______% per annum.

          Conversion (or continuation) of the aforesaid LIBOR Loan is subject to the terms and conditions of the Term Loan Agreement. Please acknowledge the foregoing by executing and returning to Agent a copy of this Fixed Rate Notice. However, any failure to return such acknowledgement shall not impair or alter Borrower's obligations under the subject LIBOR Loan.

Dated: ____________, 200_	Wachovia Bank, National Association, as Agent By:______________________________

ACKNOWLEDGED:

CPG PARTNERS, L.P.,
a Delaware limited partnership
By: Chelsea Property Group, Inc.,
         Its general partner

By_________________________________
Its______________________________

cc:      Lenders